As filed with the Securities and Exchange Commission on September 19, 2005

Registration No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPANHIA SIDERÚRGICA NACIONAL	CSN ISLANDS IX CORP.
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter and translation of Registrant’s name into English)
National Steel Company
(Translation of Registrant’s name into English)
Federative Republic of Brazil	Cayman Islands
(Jurisdiction of incorporation or organization)	(Jurisdiction of incorporation or organization)
3310	3310
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
Not Applicable	Not Applicable
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

Av. Brigadeiro Faria Lima, 3400, 20º andar

04538-132 - São Paulo, SP, Brazil

(55) (11) 3049 7100

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-8549

(Name, address, including zip code, and telephone number, including area code, of Registrants’ agent for service)

Copies to:

Kevin W. Kelley

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
10.00% Guaranteed Notes due January 2015	$400,000,000	100%	$400,000,000	$47,080
Guaranty	$400,000,000	—	—	None(2)

(1)	The securities being registered hereby are offered in exchange for 10.00% Guaranteed Notes due January 2015 previously sold in transactions exempt from registration under the Securities Act of 1933. The registration fee has been computed based on the face value of the securities pursuant to Rule 457 under the Securities Act.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guaranty.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2005

PROSPECTUS

CSN ISLANDS IX CORP.

OFFER TO EXCHANGE

10.00% Guaranteed Notes due January 2015

that have been registered under the Securities Act of 1933

for any and all

Unregistered 10.00% Guaranteed Notes due January 2015

Unconditionally and Irrevocably Guaranteed by

COMPANHIA SIDERÚRGICA NACIONAL

CSN Islands IX Corp. is offering to exchange up to US$400,000,000 aggregate principal amount of its 10.00% Guaranteed Notes due January 2015 that have been registered under the Securities Act of 1933, as amended, which we refer to as the new notes, for any and all of its existing unregistered 10.00% Guaranteed Notes due January 2015, which we refer to as the old notes. The new notes and the old notes are unconditionally and irrevocably guaranteed by Companhia Siderúrgica Nacional. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. We refer to this offer as the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2005, unless extended.

To exchange your old notes for new notes:

•	you are required to make the representations described on page 44 to CSN Islands IX Corp. and Companhia Siderúrgica Nacional;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, HSBC Bank USA, National Association, by 5:00 p.m., New York City time, on , 2005; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

The old notes are listed, and application has been made to list the new notes, on the Luxembourg Stock Exchange.

See “ Risk Factors” beginning on page 11 for a discussion of risk factors that you should consider prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

            , 2005

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus as well as the information incorporated by reference herein is accurate only as of the date of the applicable document.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined below) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, which we refer to as the SEC, allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with or furnish to the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with or furnished to the SEC:

•	the Guarantor’s (as defined below) amended annual report on Form 20-F for the fiscal year ended December 31, 2004, which we refer to as our Form 20-F, furnished to the SEC on July 18, 2005; and

•	the Guarantor’s report on Form 6-K furnished to the SEC on September 19, 2005.

We also incorporate by reference into this prospectus any future filings made by the Guarantor with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and, to the extent designated therein, reports of the Guarantor on Form 6-K that are furnished to the SEC.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision. Requests should be directed to the Investor Relations Department, Edifício Faria Lima Financial Center, Avenida Brigadeiro Faria Lima, 3400, 20° andar, Itaim Bibi, São Paulo, SP, Brazil, 04538-132, telephone (55)(11) 3049-7593. In addition, we are providing without charge to each person to whom a copy of this prospectus is delivered a copy of our Form 20-F.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the new notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by reference to the filed exhibit. The registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

ii

CERTAIN TERMS AND CONVENTIONS

Unless the context otherwise requires, references to “we,” “us,” “our,” “CSN” or the “Guarantor” in this prospectus are references to Companhia Siderúrgica Nacional and its direct and indirect subsidiaries on a consolidated basis, references to the “Issuer” are to CSN Islands IX Corp. and references to the “Brazilian government” are references to the federal government of the Federative Republic of Brazil. References to the “real,” “reais” or “R$” are to Brazilian reais, the official currency of Brazil. References to “U.S. dollars” and “US$” are to the currency of the United States of America.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 contained in “Item 18. Financial Statements” in our Form 20-F have been presented in U.S. dollars and prepared in accordance with accounting principles generally accepted in the United States of America, which are generally referred to as “U.S. GAAP.” See Note 2(a) to our consolidated financial statements in our Form 20-F. We publish financial statements in Brazil in accordance with the accounting principles required by the Brazilian Corporate Law, specifically Law no. 6,404, dated December 15, 1976, as amended, and the rules and regulations of the Comissão de Valores Mobiliários—the Brazilian Securities Commission or CVM, which are generally referred to as “Brazilian GAAP” and which differ in certain significant respects from U.S. GAAP.

Because we operate in an industry that uses the U.S. dollar as its currency of reference, our management believes that it is appropriate to present our primary financial statements in U.S. dollars in our filings with the SEC. Accordingly, as permitted by the rules of the SEC, we have adopted the U.S. dollar as our reporting currency for our primary financial statements contained in our filings with the SEC. See “Presentation of Financial and Other Information” in our Form 20-F.

iii

PROSPECTUS SUMMARY

CSN Islands IX Corp.

The Issuer is an exempted company which was incorporated in the Cayman Islands (registered number CR-133890) on March 17, 2004 for the purpose of issuing the old notes and the new notes. The Issuer’s activities are limited by the terms of the indenture governing the old notes and the new notes. See “Description of the New Notes—Negative Covenants of the Issuer.” The Issuer has an authorized share capital of US$1,000 divided into 1,000 ordinary shares of par value US$1.00 each, all of which have been issued and are held by the Guarantor.

Companhia Siderúrgica Nacional

We are the second largest fully-integrated steel producer in Brazil and one of the largest in Latin America, in terms of crude steel production. See “Item 4.B.13. Brazilian Steel Industry” in our Form 20-F. Our current annual crude steel capacity and rolled product capacity is 5.6 million and 5.1 million tons, respectively. Production of crude steel and rolled steel products increased in 2004 to 5.6 million and 5.1 million tons, respectively, from 5.3 and 4.8 million tons in 2003.

Our fully-integrated manufacturing facilities produce a broad line of steel products, including slabs, hot- and cold-rolled, galvanized and tin mill products for the distribution, packaging, automotive, home appliance and construction industries. In 2004, we accounted for approximately 49% of the galvanized steel products sold in Brazil. We are also one of the world’s leading producers of tin mill products for packaging containers. In 2004, we accounted for approximately 98% of the tin mill products sold in Brazil.

Our production process is based on the integrated steelworks concept. Following is a brief summary of the steel making process at our Presidente Vargas Steelworks, located in the city of Volta Redonda, Rio de Janeiro State:

•	iron ore produced from our own mines is processed in continuous sintering machines to produce sinter;

•	the sinter and lump ore direct charges are smelted with lump coke and injected powdered coal in blast furnaces to produce the molten iron formed during the first smelting of iron ore, or pig iron; and

•	the pig iron is then refined into steel by means of basic oxygen converters.

In addition to owning our own source of iron ore, we also currently produce from our own mines our total requirements of limestone and dolomite. Using imported coal, we produce approximately 75-80% of our coke requirements, at current production levels, in our own coke batteries at Volta Redonda. Imported coal is also pulverized and used directly in the pig iron production process. Zinc, manganese ore, aluminum and a portion of our tin requirements are purchased in local markets. Our steel production and distribution also require water, gases, electricity, rail and road transportation, and port facilities.

Business Strategy

Our mission is to increase value for our shareholders, maintaining our position as one of the world’s lowest-cost steel producers while maintaining a high earnings before interest, taxes, depreciation and amortization, or EBITDA, margin. With this in mind, we intend to strengthen our position as a global player, optimizing our infrastructure assets (our mines, ports and railways) and their competitive cost advantages.

To achieve this goal, we have adopted strategies in each of our four business segments (where we already have assets, current operations or inherited competitive advantages).

Steel

•	Implement a carefully crafted globalization strategy. This may include the acquisition or construction of steel operations, steel-related businesses or distribution or service centers outside Brazil, as well as the association with other companies engaged in such ventures.

•	Emphasize a wide range of value-added products, mostly galvanized, pre-painted and tin-coated.

•	Introduce new technologies and systems to enhance our understanding of customers, competitors and industry trends.

•	Provide customer solutions supported by quality products and services.

We have been implementing our strategy for our steel segment through our capital improvement program for our Volta Redonda facility and also through many investments in downstream opportunities. See “Item 4.B.6 Investment Programs” in our Form 20-F.

Mining

•	Expand our mining assets—our Casa de Pedra (iron ore) and Arcos (limestone and dolomite) mines—and search for investment opportunities, primarily in mining operations related to the steel business.

Pursuing this strategy, in January 2004 we announced the approval of investments, currently expected to be up to US$820 million to be made through 2007, for:

•	the expansion of the annual production of the Casa de Pedra iron ore mine from 15.5 million tons in 2004 to approximately 40 million tons;

•	the expansion of the coal terminal adjacent to our Sepetiba Port facilities to enable annual exports of up to 30 million tons of iron ore; and

•	the construction of a six million-ton pellet plant.

Also, in April 2005, we acquired 100% of the capital stock of Estanho de Rondônia S.A., which is comprised of a tin mine and smelter plant, and which was one of our tin suppliers in 2004. See “Item 4.B.6 Investment Programs—Investments in Downstream Opportunities, New Products and Market Niches” in our Form 20-F.

Logistics

•	Take advantage of and expand our logistics capabilities, including our integrated infrastructure operations (our railways and ports).

We have substantially improved the infrastructure needed to support the President Vargas Steelworks and our export and international strategies by making investments in projects such as hydroelectric energy generation, railways and port facilities in order to increase our ability to control production costs and secure reliable sources of energy, raw materials and transportation. See “Item 4.B.6 Investment Programs—Infrastructure Investments” in our Form 20-F.

Cement

•	Achieve greater usage of by-products.

In June 2004, we announced the approval of the construction of a facility to produce 1.2 million tons of cement, using the slag generated by our blast furnaces, at a cost of up to US$43 million.

The executive offices of the Guarantor and the Issuer are located at Edifício Faria Lima Financial Center, Avenida Brigadeiro Faria Lima, 3400, 20° andar, Itaim Bibi, São Paulo, SP, Brazil, 04538-132, telephone (55)(11) 3049-7100; the registered office of the Issuer is located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. The authorized representative of the Guarantor and the Issuer in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711. The agent for service of process of the Guarantor and the Issuer in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year ended December 31,									Six months ended June 30, 2005
	2000		2001		2002	2003		2004
Ratio of Earnings to Fixed Charges	2.07	x	3.50	x	—	4.28	x	5.13	x	8.03	x
Earnings in Deficit of Fixed Charges	—		—		332	—		—		—

THE EXCHANGE OFFER

Securities Offering	The Issuer is offering up to US$400,000,000 aggregate principal amount of its 10.00% Guaranteed Notes due January 2015 that have been registered under the Securities Act.

The Exchange Offer

The Issuer is offering to issue the new notes in exchange for a like principal amount of your 10.00% Guaranteed Notes due January 2015 that have not been registered under the Securities Act. The Issuer is offering to issue the new notes to satisfy its obligations contained in the registration rights agreements entered into between the Issuer, the Guarantor and the initial purchasers of the old notes, which we refer to as the registration rights agreements, when the old notes were sold in transactions pursuant to Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2005, unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to             , 2005. If the Issuer decides for any reason not to accept any of your old notes for exchange, your old notes will be returned to you without expense promptly after the exchange offer expires.

US Federal Income Tax Consequences

Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for US federal income tax purposes. See “Certain Tax Consequences of the Exchange Offer—Material United States Federal Income Tax Considerations.”

Use of Proceeds	The Issuer will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	HSBC Bank USA, National Association, which we refer to as the Exchange Agent, is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further right to require the Issuer to register your old notes or to pay you additional interest.

We believe that you will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without further registration of the new notes under the Securities Act or delivery of a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of the Issuer’s or the Guarantor’s “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of the Issuer or the Guarantor, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer:

•	you should not rely on the interpretations of the SEC’s staff; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

THE NEW NOTES

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The following summary contains basic information about the new notes and the old notes. It is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the new notes, please refer to the sections of this prospectus titled “Description of the New Notes” and “Form of the New Notes; Clearing and Settlement.”

Issuer	CSN Islands IX Corp.

Guarantor	Companhia Siderúrgica Nacional.

The New Notes	Up to US$400,000,000 aggregate principal amount of 10.00% Guaranteed Notes due January 2015 that have been registered under the Securities Act.

Maturity Date	January 15, 2015.

Interest Payment Dates	Interest on the new notes will be payable semi-annually on January 15 and July 15 of each year.

Interest

The new notes will bear interest from September 24, 2004, or from the most recent payment date on which interest has been paid, at the annual rate of 10.00%, payable semi-annually in arrears on each interest payment date.

Ranking

The new notes will constitute general unsecured and unsubordinated obligations of the Issuer and will at all times rank pari passu among themselves and with all other present and future unsecured obligations of the Issuer that are not, by their terms, expressly subordinated in right of payment to the new notes.

Indenture

The new notes will be issued under an indenture, which we refer to as the indenture, between the Issuer, the Guarantor and JPMorgan Chase Bank, which we refer to as the Trustee, as trustee and paying agent in New York; J.P. Morgan Trust Bank Ltd., as principal paying agent; and J.P. Morgan Bank Luxembourg S.A., as paying agent in Luxembourg.

Guaranty

The new notes will be unconditionally and irrevocably guaranteed by the Guarantor, which we refer to as the guaranty. The guaranty will constitute a direct, general and unconditional obligation of the Guarantor and will at all times rank pari passu with all other present and future unsecured obligations of the Guarantor, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

Listing	Application has been made to list the new notes on the Luxembourg Stock Exchange.

In March 2003, the European Commission published a proposal for a Directive of the European Parliament and of the Council on the harmonization of transparency requirements with regard to information about issuers whose securities are admitted to trading on a regulated market in the European Union (2003/0045(COD)). If that Directive enters into force in a form that would require the Issuer to publish financial information either more regularly than it otherwise would be required to, or according to accounting principles that are materially different from the accounting principles that it would otherwise use to prepare its published financial information, the Issuer may seek an alternative admission to listing, trading and/or quotation for the new notes by another listing authority, stock exchange and/or quotation system outside the European Union. See “Description of the New Notes—Listing.”

Early Redemption at the Option of the Issuer

The Issuer may redeem or repurchase the new notes and the old notes in whole, but not in part, at the then outstanding principal amount of the new notes and the old notes plus a make-whole premium, together with accrued but unpaid interest, if any, as further described in this prospectus under “Description of the New Notes—Optional Redemption—Optional Redemption with ‘Make-Whole’ Amount.”

In addition, the new notes and the old notes will be redeemable in whole, but not in part, at their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, at the Issuer’s option at any time in the event of certain changes affecting taxation. See “Description of the New Notes—Optional Redemption—Redemption for Taxation Reasons.”

Negative Covenants of the Issuer	The indenture contains negative covenants that will place limitations on the Issuer’s ability to:

•	incur indebtedness;

•	engage in business activities unrelated to the financing of the Guarantor’s operations by issuing securities under the indenture;

•	declare or pay dividends or make other distributions on its capital stock;

•	release any party from its obligations under the indenture; or

•	file for, or consent to the filing of, any bankruptcy, liquidation or similar proceeding.

Negative Pledge of the Guarantor

So long as any new note or old note remains outstanding, the Guarantor shall not create, incur, issue or assume any Lien (as defined below), other than a Permitted Lien (as defined below) to secure any Public External Indebtedness (as defined below) or any guarantees of any Public External Indebtedness, without at the same time or prior thereto, securing the new notes and the old notes and the Guarantor’s obligations under the indenture equally and ratably therewith. See “Description of the Notes—Negative Pledge.”

Events of Default	The new notes, the old notes and the indenture contain certain events of default, consisting of, among others, the following:

•	failure to pay the principal when due or failure to pay interest in respect of the new notes or the old notes within 30 days of the due date for an interest payment;

•	the Issuer or the Guarantor defaults in the performance or observance of any of its obligations and such default remains unremedied for 30 days after the Trustee has given written notice thereof to the Issuer;

•	any Indebtedness (as defined below) of the Guarantor or its Subsidiaries (as defined below) exceeding US$25 million are not paid when due or are accelerated;

•	a final unappealable judgment for an amount exceeding US$25 million is rendered against the Guarantor or any of its Subsidiaries and continues unsatisfied and unstayed for a period of 60 days;

•	specified events of bankruptcy, liquidation or insolvency of the Issuer or the Guarantor;

•	specified attachments against a substantial part of the property of the Guarantor or any of its Subsidiaries occur and are not discharged within 60 days;

•	expropriation of all or a substantial part of the assets of the Guarantor or its Subsidiaries;

•	loss or failure to obtain necessary governmental authorizations;

•	illegality of performance of obligations by the Issuer or the Guarantor; and

•	the guaranty ceases to be in full force and effect.

For a full description of the Events of Default, see “Description of the New Notes—Events of Default.”

Additional Amounts

Any and all payments in respect of the new notes and the guaranty shall be made free and clear of, and without withholding or deduction for, any taxes of whatsoever nature imposed by the Cayman Islands or Brazil or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer or the Guarantor, as the case may be, shall pay such additional amounts as will result in the receipt by the noteholders of such amounts as would have been received by them if no such withholding or deduction had been required. See “Description of the New Notes—Additional Amounts.”

Mergers, Consolidations and Certain Sales of Assets

The indenture restricts the ability of the Issuer and the Guarantor to engage in mergers, consolidations and certain sales of assets. See “Description of the New Notes—Mergers, Consolidations and Certain Sales of Assets.”

Governing Law	The indenture, the new notes and other transaction documents will be governed by, and construed in accordance with, the laws of the State of New York.

Clearance and Settlement

The new notes will be issued in book-entry form through the facilities of the Depository Trust Company, which we refer to as DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., which we refer to as Euroclear, as the operator of the Euroclear System, and Clearstream Banking, société anonyme, which we refer to as Clearstream, and will trade in DTC’s Same-Day Funds Settlement System. Beneficial owners of interests in new notes held in book-entry form will not be entitled to receive physical delivery of certificated new notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Form of New Notes; Clearing and Settlement.”

Form and Denomination	The new notes will be issued in fully registered form, without interest coupons attached and only in denominations of US$10,000 and integral multiples of US$1,000 in excess thereof.

See “Risk Factors” beginning on page 11 for a discussion of risk factors that you should consider prior to tendering your old notes in the exchange offer.

TIMETABLE FOR THE EXCHANGE OFFER

Commencement of the exchange offer                 , 2005

Expiration of the exchange offer                 , 2005

The Issuer may, in its sole discretion, extend the period of time for which the exchange offer remains open.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making a decision to tender your old notes in the exchange offer.

Risks Relating to Transfer Restrictions on the Old Notes

If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes. The Issuer does not intend to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. See “The Exchange Offer.”

Risk Factors Relating to Brazil

Brazilian Government—Economic and Political Factors

If economic or political conditions deteriorate, the Brazilian government may adopt measures that adversely affect CSN’s business. Accordingly, CSN’s financial condition and results of operations are substantially dependent on Brazil’s economy, which has been characterized in the past by frequent and occasionally drastic intervention by the Brazilian government and volatile economic cycles. In January 2003, the current administration from the Labor Party took office. Although the economic measures of the new administration adopted beginning in 2003 have been consistent with those adopted by the former “pro business” administration, there can be no certainty whether such policies will continue to be followed or whether this administration will adopt different policies in the future. The uncertainty over which elected and appointed officials will comprise the Brazilian government, and what policies the Brazilian government will adopt, may have an impact on our business and may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers.

In the past, the Brazilian government has often changed monetary, fiscal, taxation and other policies to influence the course of Brazil’s economy. CSN has no control over, and cannot predict, what measures or policies the Brazilian government may take to influence the Brazilian economy or how Brazilian government intervention and government policies will affect the Brazilian economy and, both directly and indirectly, CSN’s operations and revenues.

These and other future developments in the Brazilian economy and government policies may adversely affect CSN’s financial condition and results of operations, and impact its ability to satisfy its payment obligations under the new notes.

Fluctuation of the Real; Exchange Controls

Fluctuation in the exchange rate of the real can adversely affect CSN’s earnings. Historically, emerging markets, including Brazil, have experienced devaluation of their currency at various times. In 2002, the Brazilian exchange rate fluctuated from a low of R$2.2709 per US$1.00 to a high of R$3.9552 per US$1.00. On June 30, 2005, the rate was R$2.3504 per US$1.00. The real depreciated against the U.S. dollar approximately 52.3% in 2002, due in part to the continued economic and political uncertainties in Brazil and other emerging markets and the global economic slowdown. In 2003 and 2004, the real appreciated 18.2% and 8.1%, respectively, against the U.S. dollar. In the first quarter of 2005, the real depreciated 1% against the U.S. dollar.

Further fluctuations in the Brazilian currency, in relation to the U.S. dollar or other currencies, may have an adverse effect on the financial condition and results of CSN, increasing the cost in reais of its foreign currency-denominated borrowings and imports of raw materials, particularly coal and coke. To the extent that

CSN does not succeed in promptly reinvesting the funds received from such borrowings in dollar-denominated assets, it is exposed to a mismatch between its foreign currency-denominated expenses and revenues. See “Item 5. Operating and Financial Review and Prospects” in our Form 20-F.

At any given time CSN may have a substantial exposure to currency fluctuations. Although CSN may from time to time engage in hedging transactions as part of its attempt to manage its exchange rate exposure, it is an imperfect means of managing risk and hedging transactions are subject to credit or counterparty risk themselves.

Inflation and Interest Rate Risks

High inflation rates have in the past had negative effects on the Brazilian economy and CSN’s business. During 2002, the Central Bank raised Brazil’s base interest rate by a total of 7.5% to 26.5% as a result of the growing economic crisis in Argentina, one of Brazil’s primary trading partners, the lower level of growth of the U.S. economy and the economic uncertainty caused by the Brazilian presidential elections, among other factors. During 2003, the Central Bank decreased Brazil’s interest rate from 26.5% to 16.5%, reflecting the good momentum and inflation stability in line with the Central Bank’s inflation target. During 2004, the Central Bank increased Brazil’s base interest rate by 1.25% to 17.75%, on concerns that growth in Brazil’s gross domestic product could jeopardize the inflation target. Brazil’s current interest rate is at 19.75%, which reflects the continuation of the tightening of the monetary policy started by the Central Bank last year.

A recurrence of high rates of inflation could hurt CSN’s earnings. Brazil has historically experienced extremely high rates of inflation. Inflation itself, as well as certain governmental measures to combat inflation, have had significant negative effects on the Brazilian economy in general and have affected CSN’s financial condition and results of operations.

The Central Bank of Brazil has adopted the inflation targets set forth in the table below as the basic anchor to guide its monetary policy. The inflation target (a central target with a tolerance interval) is based on the Índice de Preços ao Consumidor Amplo—IPCA, measured by the Instituto Brasileiro de Geografia e Estatística—IBGE.

	Inflation Target	IPCA
2002	4.0% ± 2.5%	12.5%
2003	4.0% ± 2.5%*	9.3%
2004	5.5% ± 2.5%	7.6%
2005	4.5% ± 2.5%	N/A
2006	4.5% ± 2.0%	N/A

*	In 2003, the target was adjusted during the year to 8%.

There can be no assurance that the lower levels of inflation will continue or that future Brazilian governmental actions will not trigger the renewal of hyperinflation or that any such increase will not have a material adverse effect on CSN’s financial condition and results of operations.

Controls and Restrictions on U.S. Dollar Remittances

If Brazil were to impose restrictions on U.S. dollar remittances, holders of the new notes could encounter difficulties in receiving payments of principal and interest on the new notes. Brazilian law provides that, whenever there exists, or there is a serious risk of, a material imbalance in Brazil’s balance of payments, the Brazilian government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1990. Under these circumstances, the government may also impose restrictions on the conversion of the Brazilian currency into foreign currencies.

Changes in Brazilian law or regulations and additional restrictions applicable to the holders of new notes could be imposed in the future, and there can be no assessment of the duration or impact of such restrictions if they were to be imposed.

In March 2005, the Brazilian National Monetary Council issued Resolution no. 3,265, introducing several changes in the Brazilian foreign exchange regime, including (i) the unification of the foreign exchange markets into a single exchange market, (ii) the easing of several rules for the purchase and sale of foreign currency by Brazilian residents and (iii) the extension of the term for converting foreign currency derived from Brazilian exports. These measures ease the regulations of the foreign exchange market, leaning towards a convertible currency. However, no assurance can be given that this path will actually be followed or that restrictive exchange control policies that would affect CSN’s ability to exchange reais into U.S. dollars and the further remittance of U.S. dollars abroad will not be adopted in the future.

Tax and Social Security Reforms May Affect the Brazilian Economy, and May Impose a Higher Tax Burden on CSN

The Brazilian Federal Congress has recently amended the Brazilian Constitution to modify certain aspects of the social security and tax system. Moreover, the Brazilian Federal Congress is currently reviewing additional bills that would introduce further changes to Brazil’s tax and social security laws. Such reforms may affect Brazilian economic conditions generally, and may impose a higher tax burden on CSN. If CSN is not able to pass the cost of such potential higher tax and social security burdens to its customers, its profit margins may be adversely affected, and this, in turn, may adversely affect the ability of CSN to satisfy its payment obligations under the new notes.

Other Changes in Brazilian Tax Law May Adversely Affect CSN’s Business

The Brazilian government regularly enacts reforms to the tax and other assessment regimes to which CSN is subject. Such reforms include changes in the rate of assessments and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. For instance, in October 2003, the Executive Branch issued Provisional Measure no. 135 (which was later converted into Law no. 10,833, of December 2003) pursuant to which, as of February 2004, the social financial contribution tax for legal entities subject to the real profit regime (such as CSN) was made non-cumulative and levied at the rate of 7.6%. The effects of these changes and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified and there can be no assurance that these reforms will not, once implemented, have an adverse effect upon CSN’s business. There can be no assurance that such changes will not occur in the future, or that if they do occur, they will not adversely affect the results of operations, financial condition or prospects of CSN.

Risks Associated with Emerging Markets

When other emerging markets encounter difficult times, there is often an adverse impact on Brazil’s markets. Brazil is generally considered by international investors to be an “emerging market.” As a result, political, economic, social and other developments in other emerging markets may have an adverse effect on the market value and liquidity of the new notes, as investors have had a heightened risk perception for investments in emerging markets. For example, the Brazilian securities markets were adversely affected by the Mexican liquidity crisis at the end of 1994, the Asian financial crisis at the end of 1997, the Russian financial crisis in 1998 and the Turkish and Argentine crises in 2001 and 2002 and could be further affected by future crises. As a result, in some periods, Brazil has experienced a significant outflow of U.S. dollars, and Brazilian companies have faced higher costs for raising funds, both domestically and abroad and have been impeded from accessing international capital markets. CSN cannot assure that international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to it.

Risk Factors Relating to the Steel Industry and CSN

Cyclicality of Steel Industry; Importance of Export Markets

CSN is exposed to substantial swings in the demand for its steel, which has a substantial impact on the prices for our steel. The steel industry has highly cyclical behavior both in Brazil and abroad. In addition, as the Brazilian steel industry produces substantially more steel than the domestic economy is able to consume, the Brazilian steel industry is heavily dependent on export markets. The demand for steel products and, thus, the financial condition and results of operations of companies in the steel industry, including CSN, are generally affected by macroeconomic fluctuations in the world economy and the domestic economies of steel-producing countries, including trends in the automotive, construction, home appliance, packaging and container sectors. In recent years, the price of steel in world markets has been at historically high levels, but these price levels may not continue. Since 2003, demand for steel products from developing countries (particularly China), the strength of the Euro and overall worldwide economic growth have contributed to historically high prices for CSN’s steel products, but these relatively high prices may not continue. Any material decrease in demand for steel in domestic or export markets served by CSN could have a material adverse effect on CSN’s operations and prospects.

Competition

CSN has a lot of competitors, and if such competitors do a better job than CSN does with respect to price, product quality or customer service, or if they develop technologies that allow them to lower their cost of production, CSN could lose market share. Despite significant reductions in steel production capacity by major producers in developed nations over the last decade, the world steel industry was adversely affected by excess worldwide production capacity. This overcapacity reflects a significant increase in steel production capacity in developing countries. Steel-producing countries have been meeting in the Organization for Economic Cooperation and Development aiming to reach an agreement on world crude steel capacity reduction, but no definitive agreement has been reached.

Overcapacity issues in the steel industry have been moderated, to some extent, in recent years due to the relative strength in a number of important worldwide economies which have supported demand. Also relevant during this period has been the shortage of certain raw materials important to steel production (particularly coke), which has acted to reduce the levels of steel production of certain companies. A reversal in any of these circumstances would increase the negative effects of overcapacity in the steel industry.

Continuous advances in materials sciences and related technologies have allowed alternative materials, such as plastics, aluminum, ceramics, glass and new steel products, to compete with CSN’s traditional steel products. In addition, the economics of operating a steel mill may encourage mill operators to maintain high levels of output, even in times of low demand, which increases pressures on industry profit margins.

The steel industry is highly competitive with respect to price, product quality and customer service, as well as technological advancements that would allow a steel manufacturer to lower its cost of production. See “Item 4.B.8. Competition” in our Form 20-F. Any increase in prices of raw materials or services (especially those obtained from third-party suppliers over which CSN has no control) would put further pressure on CSN’s profit margins, especially for CSN’s export sales, where margins traditionally have been lower.

Anti-Dumping, Countervailing Duties, Safeguards and Government Protectionism

Protectionist measures adopted by the governments in some of CSN’s main markets could adversely affect CSN’s crucial export sales. In response to the increased production and exports of steel in many countries, anti-dumping, countervailing duties and safeguard measures have been imposed by countries which represent some of the main markets for CSN’s exports. Those and other similar measures could provoke an imbalance in the international steel market, which could adversely affect CSN’s exports. For example, in March 2002, the U.S. government imposed certain quotas and tariffs on imports of a range of steel products. Although the U.S. lifted those tariffs at the beginning of December 2003, there can be no assurance that the U.S. or other countries will not impose other quotas or tariffs. See “Item 4.B.10. Government Regulation and Other Legal Matters—Anti-Dumping Proceedings” in our Form 20-F.

Raw Materials Costs

When the prices of raw materials which CSN needs to produce steel, particularly coal and coke, increase, this causes CSN’s production costs to increase. In 2004, the costs of raw materials accounted for approximately 45.1% of CSN’s total production costs, including outsourced hot-rolled coils. CSN’s principal raw materials include iron ore, coal, coke (a portion of which CSN makes from coal), limestone, dolomite, manganese, zinc, tin and aluminum. CSN obtains all of its iron ore, limestone and dolomite supply requirements from its mines in Minas Gerais State, and produces most of its coke requirements from its own coke batteries. CSN recently acquired a tin mine that eventually will supply all of its tin requirements, but CSN is dependent on third parties for the remainder of its raw materials requirements. All of the coal that CSN uses to produce coke and approximately 20-25% of CSN’s coke requirements were imported in 2004. Because of the cyclical nature of the coal industry, the price and quantity terms of CSN’s coal contracts are renewed annually. Thus, CSN’s coal costs can vary from year to year.

Because of coal price increases driven particularly by Asian demand, contracts signed by CSN for coal purchases in 2005 provide for an average price increase of 50% free on board compared to 2004. The suppliers for these contracts are American, Australian, Venezuelan and Indonesian companies. There can be no assurance that coal prices will not increase further in the future. See “Item 4.B.5. Raw Materials and Transportation” in our Form 20-F.

On a cost and freight basis, coke prices increased by 65% in 2002, 91% in 2003 and 171% in 2004. The main drivers for this price increase were the steel production volume increase in 2004 and the increase in demand from China. The market was very tight for coke, because China, which supplied approximately 60% of the international market until 2002, increased its internal consumption and adopted restrictive export quotas. There can be no assurance that coke prices will not increase further in the future.

In addition, CSN purchases a portion of its tin and all of its zinc, manganese and aluminum requirements from third-party domestic suppliers. There can be no assurance that decreases in availability or increases in prices (particularly those for products and services obtained from third parties) will not occur in the future, resulting in a decrease in CSN’s profitability.

Potential Costs of Environmental Compliance; Mining Regulation

New environmental standards imposed on CSN may require it to make capital expenditures that do not increase its productivity. CSN’s steel making facilities are subject to a broad range of laws, regulations and permit requirements in Brazil relating to the protection of human health and the environment. Brazilian pollution standards are expected to continue to change through 2006, including new air emission standards and solid waste handling regulations. New environmental standards imposed on CSN will require CSN to make capital expenditures that do not increase CSN’s productivity. Also, while the Brazilian government has power to promulgate environmental regulations setting forth minimum standards of environmental protection, state governments have the power to enact more stringent environmental regulations and can, in some instances, suspend plant operations. For a discussion of environment-related legal proceedings involving CSN, see “Item 4.B.10. Government Regulation and Other Legal Matters—Environmental Regulation” in our Form 20-F.

Reliance on the Power Grid

Interruptions in power transmission over the government power grid may adversely affect CSN, as well as its customers and suppliers. CSN requires significant amounts of electricity to power its plant and equipment. Although CSN produces its entire energy requirement, it relies on the government power grid for transmission of electricity to its facilities. CSN’s production could be adversely affected as a consequence of an energy supply failure due to problems in transmission lines. CSN suffered such a failure in the first quarter of 2005 when its electricity supply was interrupted and its production of crude steel and rolled steel decreased by 14% and 10%, respectively, when compared to the production in the first quarter of 2004. Interruptions in the power supply may also affect CSN’s customers and suppliers.

Risk Factors Relating to the New Notes and the Guaranty

Subordination to Certain Statutory Liabilities

Under Brazilian law, the Guarantor’s obligations under the guaranty are subordinated to certain statutory preferences. In the event of bankruptcy of the Guarantor, such statutory preferences, such as claims for salaries, wages, social security, taxes, court fees and expenses, among others, will have preference over any other claims, including claims by any investor in respect of the guaranty.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical facts are forward-looking statements and information that are based on our beliefs as well as estimates and assumptions made by and information currently available to us. The words “could,” “may,” “might,” “will,” “would,” “shall,” “should,” “pro forma,” “potential,” “pending,” “intent,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “future” and other similar expressions generally identify forward-looking statements, including, in particular, statements regarding future services, market expansion and pending litigation. Such forward-looking statements reflect our views at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, in addition to those identified in the text surrounding such statements, those identified under “Risk Factors” and elsewhere in this prospectus. Forward-looking statements include:

•	projected completion dates of, and projected total investments in, projects under construction or approved for construction;

•	completion of satisfactory financing arrangements for projects and other transactions;

•	plans to expand iron ore production at our Casa de Pedra mine and the related expansion of the coal terminal adjacent to our Sepetiba Port facilities and the construction of a pellet plant;

•	plans to construct a cement plant and to enter the cement business;

•	international expansion;

•	plans to increase annual crude steel capacity;

•	increased opportunities in the packaging industry;

•	impact of Brazilian protectionist measures on steel imports;

•	impact of U.S. protectionist measures;

•	maintenance of our competitive advantages; and

•	construction or acquisition of a hot strip mill, or entering into a long-term tolling agreement, in the United States.

These statements are based on our current views and assumptions and involve known and unknown risks, uncertainties, estimates and assumptions, including, without limitation, in addition to those identified in the text surrounding such statements, those identified under “Risk Factors” and elsewhere in this prospectus, that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Actual results, performance or events may differ materially from those expressed or implied in such statements due to, without limitation:

•	global economic conditions, including, in particular, economic conditions in Brazil, the United States, China and Europe;

•	changes in international trade;

•	interest rate levels;

•	currency exchange rates, including the real/U.S. dollar exchange rate;

•	changes in the policies of the Central Bank of Brazil and of similar organizations of developed nations and changes in policies of the Brazilian government or foreign governments of developed nations;

•	changes in laws and regulations;

•	electric energy shortages and government responses to them;

•	the performance of the Brazilian and the global steel industries and markets;

•	global, national and regional competition in the steel market;

•	protectionist measures imposed by steel-importing countries; and

•	raw material availability.

See “Item 5. Operating and Financial Review and Prospects” in our Form 20-F.

USE OF PROCEEDS

The Issuer will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus. The Issuer will cancel all of the old notes accepted in exchange for new notes.

The net proceeds from the sale of the old notes (on September 24, 2004 and January 21, 2005) were approximately US$408,650,000. We used those net proceeds for our general corporate purposes.

EXCHANGE RATES

Until March 2005, there were two legal foreign exchange markets in Brazil, the commercial rate exchange market, or the commercial market, and the floating rate exchange market, or the floating market. The commercial market was reserved primarily for foreign trade transactions and transactions that generally required prior approval from Brazilian monetary authorities, such as the purchase and sale of registered investments by foreign persons and related remittances of funds abroad (including the payment of principal of and interest on loans, notes, bonds and other debt instruments denominated in foreign currencies and duly registered with the Central Bank). The floating market rate generally applied to specific transactions for which Central Bank approval was not required. Both the commercial market rate and the floating market rate were reported by the Central Bank on a daily basis.

On March 4, 2005, the Brazilian National Monetary Council issued Resolution 3,265, introducing several changes in the Brazilian foreign exchange regime, including the unification of the foreign exchange markets into a single foreign exchange market, called the foreign exchange market, for all transactions effective as of March 14, 2005, the easing of several rules for the acquisition of foreign currency by Brazilian residents and the extension of the term for converting foreign currency derived from Brazilian exports. It is expected that the Central Bank will provide further easing of regulations in relation to foreign exchange transactions as well as on payments and transfers of Brazilian currency between Brazilian residents and non-residents (such transfers being commonly known as the international transfer of reais), including those made through the so-called non-resident accounts (also known as CC5 accounts).

Additionally, on March 9, 2005, the Central Bank issued Circular 3,280, containing the regulations for the foreign exchange market and for international investments, which governs the Brazilian foreign exchange market, Brazilian investments abroad and foreign investment in Brazil.

Foreign currencies may be purchased only through a Brazilian bank authorized to operate in the foreign exchange markets. Foreign exchange rates are freely negotiated, but may be strongly influenced by Central Bank intervention. The recent changes to the foreign exchange regulation introduced by the Brazilian authorities intend to make foreign exchange transactions simpler and more efficient. The markets expect the new regulation to provide a more flexible environment and foster foreign investment in Brazil.

From March 1995 until January 1999, the Central Bank allowed the gradual devaluation of the real against the U.S. dollar. In January 1999, the Central Bank allowed the real/U.S. dollar exchange rate to float freely. Since then, the real/U.S. dollar exchange rate has been established mainly by the Brazilian interbank market and has fluctuated considerably. The Central Bank has intervened occasionally to control unstable movements in the foreign exchange rate. However, the exchange market may continue to be volatile, and the real may depreciate or appreciate substantially in value in relation to the U.S. dollar in the future. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise.

The real is allowed to float freely. See “Risk Factors—Risk Factors Relating to Brazil—Fluctuation of the Real; Exchange Controls.”

The following table sets forth information on commercial market rates, for the periods indicated, expressed in reais per U.S. dollar:

Year Ended December 31,	High		Low		Average(1)		Period End
2000	R$	1.9847	R$	1.7234	R$	1.8302	R$	1.9554
2001		2.8007		1.9353		2.3504		2.3204
2002		3.9552		2.2709		2.9212		3.5333
2003		3.6623		2.8219		3.0783		2.8892
2004		3.2118		2.6530		2.9259		2.6544

Months in 2005:
March		2.7621		2.6011		2.7047		2.6662
April		2.6598		2.5195		2.5792		2.5313
May		2.5146		2.3784		2.4553		2.4038
June		2.4891		2.3504		2.4135		2.3504
July		2.4656		2.3304		2.3735		2.3905
August		2.4316		2.2767		2.3606		2.3637

(1)	Represents the average of the monthly average exchange rates during the relevant period.

Source: Central Bank.

The commercial market rate published by the Central Bank on December 31, 2004 was R$2.6544 per US$1.00. The commercial market rate published by the Central Bank on September 16, 2005 was R$2.2937 per US$1.00.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data, presented in U.S. dollars and prepared in accordance with U.S. GAAP. The data as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 have been derived from our audited consolidated financial statements, which appear in “Item 18. Financial Statements” in our Form 20-F and are incorporated by reference into this prospectus. In addition, the following table presents selected consolidated financial data as of December 31, 2000, 2001 and 2002, and for each of the two years in the period ended December 31, 2001, which have been prepared in accordance with U.S. GAAP and presented in U.S. dollars in a manner consistent with the information set forth in our audited consolidated financial statements, and which are not included in our Form 20-F. The following table also presents selected consolidated financial data for the six months ended June 30, 2005, which has been derived from our unaudited condensed interim consolidated financial statements incorporated by reference into this prospectus.

The information below should be read in conjunction with, and is qualified in its entirety by reference to, our audited and unaudited consolidated financial statements, including their notes, and “Item 5. Operating and Financial Review and Prospects” in our Form 20-F. Also see “Presentation of Financial and Other Information” in our Form 20-F.

	Year Ended December 31,					Six Months Ended June 30, 2005
	2000	2001	2002	2003	2004
	(In millions of US$, except per share data)
Income Statement Data:
Operating revenues
Domestic sale	2,029	1,860	1,570	1,843	2,895	1,921
Export sales	354	218	599	1,077	1,008	536

Operating revenues	2,383	2,078	2,169	2,920	3,903	2,457

Net operating revenues(1)	1,946	1,716	1,842	2,548	3,084	1,950
Cost of products sold	1,115	958	994	1,457	1,407	922

Gross profit	831	758	848	1,091	1,677	1,028
Operating expenses
Selling	127	82	127	176	156	95
General and administrative	117	109	110	96	109	55
Others	74	73	47	133	50	21

Operating expenses	318	264	284	405	315	171

Operating income	513	494	564	686	1,362	857
Non-operating income (expenses), net
Financial income (expenses), net	(157)	(289)	247	(564)	(510)	(260)
Foreign exchange and monetary gain (loss), net	(127)	(396)	(1,087)	426	249	266
Gain on sales of long-term investments(2)	—	643	—	—	—	—
Others	(19)	36	(30)	14	(6)	—

Non-operating income (expenses), net	(303)	(6)	(870)	(124)	(267)	6

Income (loss) before income taxes, equity in results of affiliated companies, extraordinary item and cumulative effect of a change in accounting principle	210	488	(306)	562	1,095	863
Income tax expense (benefit)
Current	104	(2)	(25)	125	289	289
Deferred	(87)	(48)	(190)	(88)	2	23

Income tax expense (benefit) net	17	(50)	(215)	37	291	312

	Year Ended December 31,					Six Months Ended June 30, 2005
	2000	2001	2002	2003	2004
	(In millions of US$, except per share data)
Equity in results of affiliated companies	80	(30)	(71)	9	51	1

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	273	508	(162)	534	855	552
Extraordinary item, net of income taxes(3)	—	13	—	—	—	—
Cumulative effect of a change in accounting principle, net of income taxes(4)	—	6	—	—	—	—

Net income (loss)	273	527	(162)	534	855	552

Basic and diluted earnings (loss) per common share:(5)
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	0.95	1.77	(0.56)	1.86	3.02	2.01
Extraordinary item, net of income taxes(3)	—	0.05	—	—	—	—
Cumulative effect of a change in accounting principle, net of income taxes(4)	—	0.02	—	—	—	—

Basic and diluted earnings (loss) per common share	0.95	1.84	(0.56)	1.86	3.02	2.01

Weighted average number of common shares outstanding (in thousands)	286,917	286,917	286,917	286,917	283,476	274,617

	Year Ended December 31,					Six Months Ended June 30, 2005
	2000	2001	2002	2003	2004
	(In millions of US$, except per share data)
Balance Sheet Data (end of period):
Current assets(6)	2,443	1,313	1,590	2,310	2,907	3,431
Property, plant and equipment, net	2,025	2,062	1,527	1,875	2,143	2,455
Investments in affiliated companies and other investments(6)	245	79	8	85	233	261
Other assets	391	600	530	748	874	1,015

Total assets	5,104	4,054	3,655	5,017	6,157	7,162

Current liabilities	1,898	1,445	1,732	1,228	1,216	1,988
Long-term liabilities(7)	2,029	1,863	1,416	2,982	3,615	4,258
Stockholders’ equity	1,177	746	507	807	1,326	916

Total liabilities and stockholders’ equity	5,104	4,054	3,655	5,017	6,157	7,162

Other Data:
Cash flows from operating activities	535	210	806	569	324	658
Cash flows from investing activities(8)	(547)	792	(319)	(248)	(335)	(626)
Cash flows from financing activities(8)	(45)	(1,251)	(348)	495	(380)	(409)
Adjusted EBITDA(9)	713	684	733	938	1,551	957
Dividends declared and interest on stockholders’ equity(10)	470	831	143	258	253	800
Dividends declared and interest on stockholders’ equity per common share(10)	1.64	2.90	0.50	0.90	0.89	2.91

(1)	Net operating revenues consist of operating revenues minus sales taxes, discounts, returns and allowances.

(2)	During 2000, we contracted for the sale of our interests in Light—Serviços de Eletricidade S.A.—Light and Valepar S.A.—Valepar through which we held an interest in Companhia Vale do Rio Doce—CVRD. The financial closings of these transactions occurred in 2001, and accordingly, results for 2001 include the gains from these sales. See notes (6) and (8) below.
(3)	The extraordinary items in 2001 represent gains on the repurchase of Eurodollar notes.
(4)	Effect of the adoption of SFAS no. 133. See Note 22 of our consolidated financial statements in our Form 20-F.
(5)	Effective May 31, 2004, we reverse split our common shares, so that each 1,000 former shares is now represented by four shares. Effective June 10, 2004, our ADSs were split four-for-one, and each ADS represents one share after giving effect to the split. All share data contained in this document have been adjusted retroactively to reflect the split and regrouping of our shares and the split of our ADSs.
(6)	Upon contracting for the sales of our investments in Light and Valepar in 2000, we moved the investments, aggregating US$849 million, from investments in affiliated companies and other investments to investments for sale in current assets. See note (2) above and note (8) below.
(7)	Excluding the current portion of long-term debt.
(8)	In 2001, cash flows from investing activities include US$1,293 million of proceeds from the sale of our investments in Light and CVRD (see Notes (2) and (6) above), and cash flows from financing activities reflects the payment of US$1,227 million of dividends and interest on stockholders’ equity with a portion of the proceeds from the sale of those investments. The difference between the proceeds from the sales of our investments in Light and CVRD reflected in our cash flows from investing activities and the aggregate sale price of what we received is a translation adjustment resulting from the depreciation of the real against the U.S. dollar between December 31, 2000 and the respective financial closings, which is reflected in translation adjustments for the year in our statement of changes in stockholders’ equity for 2001.
(9)	Adjusted EBITDA consists of operating income plus depreciation and other operating expenses. The following table reconciles net income and Adjusted EBITDA:

	Year Ended December 31,					Six Months Ended June 30, 2005
	2000	2001	2002	2003	2004
	(In millions of US$, except per share data)
Adjusted EBITDA	713	684	733	938	1,551	957
Less:
Depreciation and amortization	126	117	122	119	139	79
Other expenses	74	73	47	133	50	21

Operating income	513	494	564	686	1,362	857
Non-operating income (expenses), net	(303)	(6)	(870)	(124)	(267)	6
Income tax expense (benefit)	17	(50)	(215)	37	291	312
Equity in results of affiliated companies	80	(30)	(71)	9	51	1
Extraordinary item	—	13	—	—	—	—
Cumulative effect of a change in accounting principle, net of income tax	—	6	—	—	—	—

Net income (loss)	273	527	(162)	534	855	552

(10)	Amounts consist of dividends declared and interest on stockholders’ equity accrued during the year. Generally, dividends are paid in the year they are declared, and interest on stockholders’ equity is paid in the year following accrual. For a discussion of our dividend policy and dividend and interest payments made in 2004, see “Dividend Policy” under “Item 8.A. Consolidated Statements and Other Financial Information” in our Form 20-F.

DESCRIPTION OF THE NEW NOTES

The following summary describes certain provisions of the new notes and the indenture. References to holders mean those who have new notes registered in their own names, on the books that the Issuer or the Trustee maintains for this purpose, and not those who own beneficial interests in new notes issued in book-entry form through DTC or in new notes registered in a street name. Owners of beneficial interests in the new notes should read “Form of the New Notes; Clearing and Settlement.” References to the indenture include the indenture as amended or supplemented. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture and the new notes.

General

The new notes are issued under the indenture dated as of September 24, 2004, among the Issuer, the Guarantor and JPMorgan Chase Bank, as trustee and paying agent in New York, J.P. Morgan Trust Bank Ltd., as principal paying agent, and J.P. Morgan Bank Luxembourg S.A., as paying agent in Luxembourg.

The new notes will be identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and they will therefore not bear legends restricting their transfer. The new notes and the old notes will be considered to be a single class for all purposes of the indenture.

The new notes will have the following basic terms:

•	The new notes will be issued in an aggregate principal amount of up to US$400,000,000. The principal amount of the new notes will be payable in full in a single payment upon maturity unless redeemed earlier pursuant to the terms of the indenture.

•	The new notes bear interest at a fixed rate of 10.00% per annum from the date of issuance until all required amounts due in respect thereof have been paid. Interest on the new notes will be paid semi-annually on January 15 and July 15 of each year to the noteholders registered as such as of the close of business on a record date being the January 1 or July 1, as the case may be, preceding such interest payment date. Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months.

•	Payments of amounts due by the Issuer under the new notes and the indenture will be guaranteed by the Guarantor, and any and all payments by the Guarantor will be made free and clear of and without withholding or deduction of any taxes, subject to certain limitations and conditions.

Ranking

The new notes will be general senior unsecured and unsubordinated obligations of the Issuer and will rank pari passu among themselves and equal in right of payment with all other unsecured and unsubordinated obligations of the Issuer that are not, by their terms, expressly subordinated in right of payment to the new notes.

Guaranty

Pursuant to the guaranty, the Guarantor will irrevocably and unconditionally guarantee the full and punctual payment of principal, interest, additional amounts and all other amounts that may become due and payable in respect of the new notes. If the Issuer fails to punctually pay any such amount, the Guarantor will immediately pay the amount that is required to be paid and has not been paid. The guaranty constitutes a direct, general and unconditional obligation of the Guarantor which will at all times rank at least pari passu with all other present and future unsecured obligations of the Guarantor, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application. So long as any new note or old note remains outstanding, the Guarantor shall continue to own, directly or indirectly, 100% of the outstanding share capital of the Issuer (excluding any directors’ qualifying shares).

Listing

Application has been made to list the new notes on the Luxembourg Stock Exchange. In March 2003, the European Commission published a proposal for a Directive of the European Parliament and of the Council on the harmonization of transparency requirements with regard to information about issuers whose securities are admitted to trading on a regulated market in the European Union ((2003/0045(COD)). If that Directive enters into force in a form that would require the Issuer to publish financial information either more regularly than it otherwise would be required to, or according to accounting principles that are materially different from the accounting principles that it would otherwise use to prepare its published financial information, the Issuer may, at its election, either maintain such listing or obtain an alternative admission to listing, trading and/or quotation for the notes from another listing authority, stock exchange and/or quotation system outside the European Union, including, but not limited to, the New York Stock Exchange, Inc.

Further Issuances

The indenture by its terms does not limit the aggregate principal amount of notes that may be issued thereunder and permits the issuance, from time to time, of additional notes of the same series as is being offered hereby, provided that, among other requirements:

•	no Default (as defined below) or Event of Default (as defined below) under the indenture shall have occurred and then be continuing or shall occur as a result of such additional issuance; and

•	such additional notes rank pari passu and have equivalent terms and benefits as the new notes offered hereby. Any additional notes will be part of the same series as the new notes that the Issuer is currently offering and will vote on all matters with the new notes as a single class.

Payments of Principal and Interest

Payment of the principal of the new notes, together with accrued and unpaid interest thereon, or payment upon redemption prior to maturity, will be made only:

•	following the surrender of the new notes at the office of the Trustee or any other paying agent; and

•	to the person in whose name the new note is registered as of the close of business, New York City time, on the due date for such payment.

Payments of interest on a new note, other than the last payment of principal and interest or payment in connection with a redemption of the new notes prior to maturity, will be made on each interest payment date to the person in whose name the new note is registered at the close of business, New York City time, on the record date, which shall be the January 1 or July 1, as the case may be, preceding each such interest payment date.

Payments of principal and interest shall be made by depositing immediately available funds in U.S. dollars into an account maintained by the Trustee, acting on behalf of the noteholders.

The new notes will initially be represented by one or more global notes, as described herein. Payments of principal and interest on the global notes will be made to DTC or its nominee, as the case may be, as registered holder thereof. It is expected that such registered holder of global notes will receive the funds for distribution to the holders of beneficial interests in the global notes. Neither the Issuer nor the Trustee shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee or Euroclear or Clearstream.

If any date for a payment of principal or interest or redemption is not a business day in the city in which the relevant paying agent is located, the Issuer will make the payment on the next business day in the respective city. No interest on the new notes will accrue as a result of this delay in payment.

All payments made by the Guarantor under the guaranty shall be paid to the Trustee. To the extent that funds are received in excess of those required to satisfy the Issuer’s obligations under the new notes and the indenture then due and payable, the Trustee shall be required to deposit such excess amounts in a segregated account until the next payment date when such funds shall be used by the Trustee to satisfy the Issuer’s obligations under the new notes.

In the case of amounts not paid by the Issuer under the new notes (after giving effect to any applicable grace period therefor), interest will continue to accrue on such amounts (except as provided below) at a rate equal to the default rate (i.e., 1.0% in excess of the new note rate), from and including the date when such amounts were due (after giving effect to any applicable grace period therefor), and through but excluding the date of payment by the Issuer or the Guarantor, as the case may be.

Subject to applicable law, the Trustee and the paying agents will pay to the Issuer upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, noteholders entitled to these monies must seek payment from the Issuer.

Additional Amounts

Any and all payments of principal, premium, if any, and interest in respect of the new notes and the guaranty shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the Cayman Islands or Brazil or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer or the Guarantor, as the case may be, shall pay such additional amounts as will result in the receipt by the noteholders of such amounts as would have been received by them if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any new note:

(a)	to the extent that such taxes in respect of such new note would not have been imposed but for the existence of any current or former connection with the Cayman Islands or with Brazil other than the mere holding of such new note or the receipt of payments thereon;

(b)	to the extent of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to such new notes, except as otherwise provided in the indenture;

(c)	to the extent that such holder would not be liable or subject to such withholding or deduction of taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption if:

(i)	the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

(ii)	at least 60 days prior to the first payment date with respect to which the Issuer or the Guarantor shall apply this clause (c), such party has notified the holders of new notes in writing that they shall be required to provide such declaration or claim; or

(d)	where (in the case of a payment of principal or interest on redemption) the relevant new note is surrendered for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the relevant holder would have been entitled to such additional amounts if it had surrendered the relevant new note on the last day of such period of 30 days.

“Relevant Date” means whichever is the later of (i) the date on which the payment in question first becomes due and (ii) if the full amount payable has not been received in New York by the Trustee on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the noteholders.

Any reference to principal or interest shall be deemed to include any additional amounts in respect of principal or interest, as the case may be, which may be payable as described in this section or under “—Payments of Principal and Interest.”

If at any time the Issuer or the Guarantor becomes a resident for tax purposes of any taxing jurisdiction other than the Cayman Islands or Brazil, as the case may be, references to the Cayman Islands or Brazil, as the case may be, shall be construed as references to the Cayman Islands or Brazil, as the case may be, and/or such other jurisdiction.

Negative Covenants of the Issuer

The indenture contains restrictive covenants, including the following:

•	Limitation on Indebtedness. The Issuer will not, so long as any of the new notes and old notes are outstanding, incur or permit to exist any Indebtedness of the Issuer, except (i) Indebtedness evidenced by the new notes and old notes (whether or not such new notes and old notes are held by the Issuer following the purchase thereof) or (ii) Indebtedness representing fees, expenses and indemnities payable pursuant to and in accordance with the Purchase Agreement (as defined below) or the indenture.

•	Limitation on business activity. The Issuer will not, so long as any of the new notes and old notes are outstanding, engage at any time in any business or business activity other than the financing, directly or indirectly, of the Guarantor and its Subsidiaries from the net proceeds of the issuance of the old notes under the indenture and incidental and related activities, including any related swap transactions or holding investments in marketable securities, except as the Trustee may otherwise approve if so directed by the holders of not less than 25% of the principal amount of the outstanding new notes and old notes issued under the indenture.

•	Restricted payments. The Issuer will not, so long as any of the new notes and old notes are outstanding, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock (“Restricted Payments”) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

•	Limitation on releases from obligations under the indenture. The Issuer will not, so long as any of the new notes and old notes are outstanding, release any party to the indenture from its obligations under the indenture other than in accordance with the terms of the indenture.

•	Bankruptcy, liquidation or similar proceedings. The Issuer will not, so long as any of the new notes and old notes are outstanding, file for, or consent to the filing of, any bankruptcy, liquidation or similar proceeding.

Negative Pledge

So long as any new note or old note remains outstanding, the Guarantor shall not create, incur, issue or assume any Lien, other than a Permitted Lien, upon the whole or any part of its present or future property, assets or revenues (including uncalled capital) to secure any Public External Indebtedness or any guarantees of any Public External Indebtedness, without at the same time or prior thereto, securing the new notes and the old notes and the Guarantor’s obligations under the indenture equally and ratably therewith.

Reports

The Guarantor shall furnish to the Trustee:

•

As soon as available and in any event by no later than 120 days after the end of each fiscal year of the Guarantor, annual audited consolidated financial statements in English for the Guarantor prepared in accordance with the Brazilian corporate law method accompanied by an opinion of internationally recognized independent public accountants selected by the Guarantor, which opinion shall be based upon an examination made in accordance with generally accepted auditing standards in Brazil.

•	As soon as available and in any event by no later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, quarterly unaudited consolidated financial statements in English for the Guarantor prepared in accordance with the Brazilian corporate law method accompanied by a “limited review” (revisão limitada) report of internationally recognized independent public accountants selected by the Guarantor, which report shall be based upon an examination made in accordance with the specific applicable rules issued by the Instituto Brasileiro dos Auditores Independentes—IBRACON (Brazilian Accountants Institute) and the Conselho Federal de Contabilidade (Federal Accounting Counsel).

At all times while the Guarantor or the Issuer files any financial statements or reports with the SEC, the Guarantor or the Issuer, as the case may be, shall make available a copy of such statements or reports to the Trustee within 15 calendar days of the date of filing.

Mergers, Consolidations and Certain Sales of Assets

So long as any of the new notes and old notes remain outstanding, neither the Issuer nor the Guarantor will, in a single transaction or a related series of transactions, consolidate with, or merge with or into any other Person (as defined below) or permit any other Person to consolidate with or merge into it, or directly or indirectly, transfer, sell, lease, convey or dispose of all or substantially all its assets to a Person unless (i) either the Issuer or the Guarantor, as the case may be, is the surviving corporation or the surviving, resulting or transferee entity (the “successor entity”) is a Cayman Islands company (in the case of the Issuer), a Brazilian corporation, a corporation under any country that is a member of the European Union on September 24, 2004, or a corporation organized in any state in the United States of America (in the case of the Guarantor) which irrevocably submits to the jurisdiction of the federal and state courts sitting in the City of New York and expressly assumes the due and punctual payment of all obligations on the new notes, the old notes or the guaranty, as the case may be, and the due and punctual performance of all the covenants and obligations of the Issuer or the Guarantor under the new notes, the old notes or the guaranty, as the case may be, and the indenture, by a supplemental indenture in form satisfactory to the Trustee, and (ii) after such event, there is no Default or Event of Default under the indenture.

Definitions

As used in this prospectus, the following terms have the respective meanings set forth below:

“Affiliate” with respect to a specified person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Annual Statements” means in relation to the Guarantor, its audited annual consolidated financial statements prepared in accordance with Brazilian GAAP.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Corporate Law” means the Brazilian corporate law No. 6,404 of December 15, 1976, as amended.

“Brazilian GAAP” means the Brazilian generally accepted accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued periodically by the CVM and the technical releases issued by IBRACON.

“Default” means an event or condition that, with the giving of notice or the lapse of time would become an Event of Default if not cured or remedied.

“External Indebtedness” means any Indebtedness which is payable (or may be paid) (i) in a currency or by reference to a currency which is not the lawful currency for the time being of Brazil and/or (ii) to a Person resident outside Brazil.

“Guarantee” means any obligation of a Person to pay the Indebtedness of another Person, including, without limitation:

•	an obligation to pay or purchase such Indebtedness;

•	an obligation to lend money or to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness;

•	an indemnity against the consequences of a default in the payment of such Indebtedness; or

•	any other agreement to be responsible for such Indebtedness.

“Indebtedness” of any Person means any obligation or amount payable (whether present, future, actual or contingent) pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase or pursuant to a lease with substantially the same economic effect as any such agreement or instrument and which, under U.S. GAAP, would constitute a capitalized lease obligation.

“Interim Statements” means in relation to the Guarantor, its unaudited quarterly consolidated financial statements prepared in accordance with Brazilian GAAP.

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance including, without limitation, any equivalent created or arising under the laws of Brazil.

“Net Worth” means, at any time, the sum of paid-in capital, reserves and retained earnings appearing on the most recent Annual Statements of the Guarantor or (if prepared as at a date subsequent thereto) Interim Statements of the Guarantor.

“Permitted Lien” means any Lien (i) created on the proceeds arising from agreements entered into by the Guarantor, to the extent such proceeds represent Receivables due to the Guarantor in respect of sales by the Guarantor of iron, steel, iron products and/or steel products to any person or (ii) that secures Public External Indebtedness (or guarantees thereof) provided that at the time the Lien is created, incurred, issued or assumed, the aggregate amount of outstanding Public External Indebtedness (and guarantees thereof) secured by Liens, after giving effect to such Lien, would not exceed in the aggregate 30% of the Guarantor’s Net Worth.

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency or other entity, whether or not having a separate legal personality.

“Public External Indebtedness” means any External Indebtedness (whether present, future, actual or contingent) which is in the form of, or represented by, bonds, notes or other securities which are for the time being or intended to be quoted, listed or ordinarily dealt in on any stock exchange, automated trading system, over-the-counter or other securities market outside Brazil.

“Purchase Agreement” means any such agreement entered into among the Issuer, the Guarantor and an initial purchaser of new notes or old notes.

“Receivables” means receivables in respect of sales whether past, present or future.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding securities or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation or entity shall have or might have voting power by reason of the happening of any contingency) as at the time, directly or indirectly, owned or controlled by such Person or Persons and/or one or more of its Subsidiaries; provided, however, that “Subsidiary” shall not include any corporation or other entity where by contract such Person or Persons may not control such corporation or other entity.

Optional Redemption

The Issuer will not be permitted to redeem the new notes before their stated maturity, except as set forth below. The new notes will not be entitled to the benefit of any sinking fund—meaning that the Issuer will not deposit money on a regular basis into any separate account to repay the new notes. In addition, noteholders will not be entitled to require the Issuer to repurchase the new notes before their stated maturity.

Optional Redemption With “Make-Whole” Amount

The Issuer may redeem or repurchase the new notes and the old notes in whole, but not in part, at the then outstanding principal amount of the new notes and the old notes plus a make-whole premium (determined as set forth below), together with accrued but unpaid interest (if any) to the date of redemption, on the date specified in a notice to the holders of the new notes and the old notes, which notice shall be given not less than 30 nor more than 60 days prior to the date of redemption.

The make-whole premium, as calculated by the Issuer as of the date of redemption of the new notes and the old notes and confirmed by the Trustee, shall be an amount (which amount shall not be less than zero) equal to (i) the net present value of the remaining scheduled payments of principal, interest and other amounts due on the new notes and the old notes (exclusive of interest accrued to the date of redemption) minus (ii) the aggregate unpaid principal amount of the new notes and the old notes, where:

•	the net present value of such remaining scheduled payments of principal, interest and other amounts due on the new notes and the old notes shall be calculated as of the date of redemption of the new notes and the old notes using a discount factor equal to the sum of (i) the treasury yield, plus (ii) 50 basis points; and

•	the treasury yield shall be an amount equal to the yield determined by taking the United States Treasury security having an average life equal to the remaining average life of the new notes and the old notes (as calculated as of the date that the new notes and the old notes are to be redeemed) and trading in the secondary market at the price closest to par; provided, however, that, if no such United States Treasury security has an average life equal to the remaining average life of the new notes and the old notes, the treasury yield shall be an amount equal to the yield determined by taking the yields for the two maturities of the United States Treasury securities which have average lives most closely corresponding to such remaining average life of the new notes and the old notes and which trade in the secondary market at the price closest to par, and interpolating or extrapolating from such yields (on a straight-line basis) the yield for a United States Treasury security having an average life equal to the remaining average life of the new notes and the old notes (as calculated as of the date that the new notes and the old notes are to be redeemed), in each case rounding in each of such relevant periods to the nearest month.

Redemption For Taxation Reasons

The new notes and the old notes may be redeemed at the option of the Issuer in whole, but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the noteholders at 100% of the principal amount thereof, together with interest accrued to the date fixed for redemption, if the Issuer satisfies the Trustee that

(i) the Issuer has or will become obliged to pay additional amounts as provided or referred to under “—Additional Amounts” above or (ii) the Guarantor has or will become obliged to pay additional amounts in respect of payments due under the guaranty or direct or indirect payments to the Issuer made to permit the Issuer to service the new notes and the old notes, reflecting a withholding tax rate in excess of 15%, in each case as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands or Brazil, respectively, or any political subdivision or any authority thereof or therein having power to tax, or any change in the official application or interpretation of such laws or regulations (including a determination by a court of competent jurisdiction), which change or amendment becomes effective on or after the original issue date of the new notes or the old notes and, in any such case, such obligation cannot be avoided by the Issuer or the Guarantor taking reasonable measures available to it; provided that no such notice of redemption shall be given within 90 days of the earliest date on which the Issuer or the Guarantor, as the case may be, would be obliged to pay such additional amounts if a payment in respect of the new notes or the old notes were then due. Prior to the publication of any notice of redemption described in this paragraph, the Issuer shall deliver to the Trustee:

•	a certificate signed by an authorized representative of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred; and

•	an opinion in form and substance satisfactory to the Trustee of independent legal advisers of recognized standing to the effect that the Issuer or the Guarantor, as the case may be, has or will become obliged to pay such additional amounts as a result of such change or amendment.

The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the circumstances, as the case may be, described in clause (i) or (ii) above, in which event it shall be conclusive and binding on the noteholders.

Purchases of New Notes by the Issuer and the Guarantor

The Issuer, the Guarantor or any of their respective Subsidiaries may at any time purchase any of the new notes at any price, in negotiated transactions not available to all holders of the new notes, or otherwise, provided that the Issuer must give the Trustee notice of any such purchase in accordance with the indenture. All new notes so purchased may not be reissued or resold except (i) to an Affiliate of the Guarantor, which must agree not to resell such new notes otherwise than as described in this paragraph or (ii) following the earlier of the consummation of the exchange offer and September 24, 2006.

Events of Default

The following events will each be an “Event of Default” under the terms of the new notes, the old notes and the indenture:

(a)	Failure to pay any amount of principal (or any additional amounts referred to under “—Payments of Principal and Interest”) in respect of the new notes or the old notes on the due date for payment thereof or failure to pay any amount of interest (or additional amounts referred to in “—Additional Amounts”) in respect of the new notes or the old notes within 30 days of the due date for payment.

(b)	The Issuer or the Guarantor defaults in the performance or observance of any of its obligations under or in respect of the new notes, the old notes, the guaranty, as the case may be, or the indenture and such default remains unremedied for 30 days after the Trustee has given written notice thereof to the Issuer.

(c)

(i) Any Indebtedness (having a principal amount equal to or exceeding US$25,000,000 or its equivalent in any other currency or currencies) of the Guarantor or any of its Subsidiaries (other than any Indebtedness owed by the Guarantor to any Subsidiary) is not paid when due or, as the case may be, within any originally applicable grace period, (ii) any such Indebtedness becomes due and payable prior to its stated maturity otherwise than at the option of the Guarantor or, as the case may be, the relevant Subsidiary or (provided that no event of default, howsoever described, has occurred) any

Person entitled to such Indebtedness or (iii) the Guarantor or any of its Subsidiaries fails to pay when due any amount payable by it under any Guarantee of any such Indebtedness.

(d)	A final unappealable judgment or final unappealable order for the payment of any amount in excess of US$25,000,000 (or its equivalent in any other currency or currencies) is rendered against the Guarantor or any of its Subsidiaries and continues unsatisfied and unstayed for a period of 60 days after the date thereof or, if later, the date therein specified for payment.

(e)	(i) The Issuer or the Guarantor becomes insolvent or is unable to pay its debts as they fall due, (ii) an administrator or liquidator of the Issuer or the Guarantor on the whole or any part of the undertaking, assets and revenues of the Issuer or the Guarantor is appointed (or application for any such appointment is made), (iii) the Issuer or the Guarantor takes any action for a readjustment or deferment of any of its payment obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium or suspension of payment in respect of any of its Indebtedness or any Guarantee of any Indebtedness given by it or (iv) the Issuer or the Guarantor ceases or threatens to cease to carry on all or any substantial part of its business or (v) the Issuer or the Guarantor commences a voluntary case in insolvency or bankruptcy or takes any other action or commences any other proceedings for any other relief under any law affecting creditors’ rights or (vi) the Issuer or the Guarantor consents to the commencement against it of an involuntary case in insolvency or bankruptcy or any other action or proceeding is commenced relating to involuntary insolvency or bankruptcy in respect of the Issuer or the Guarantor and such proceeding is not dismissed or stayed within 60 days after the commencement thereof.

(f)	An order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Issuer or the Guarantor.

(g)	A distress, attachment, execution or seizure before judgment is levied or enforced upon or sued out against a substantial part of the property of the Guarantor or any of its Subsidiaries and is not discharged within 60 days thereof.

(h)	Any event which under the laws of the Cayman Islands or Brazil, as the case may be, has an analogous effect to any of the events referred to in paragraphs (e), (f) or (g) above occurs.

(i)	(i) All or any substantial part of the undertaking, assets and revenues of the Guarantor is condemned, seized or otherwise appropriated by any Person acting under the authority of any national, regional or local government or the Guarantor is prevented by any such Person from exercising normal control over all or any substantial part of its undertaking, assets and revenues or (ii) all or any substantial part of the undertaking, assets and revenues of any of the Guarantor’s Subsidiaries is condemned, seized or otherwise appropriated by any Person acting under the authority of any national, regional or local government or any of the Guarantor’s Subsidiaries is prevented by any such Person from exercising normal control over all or any substantial part of its undertaking, assets and revenues, in each case, to an extent that such action may have a materially adverse effect on the ability of the Guarantor to fulfill its obligations under the guaranty, the new notes or the old notes.

(j)	Any governmental authorization necessary for the performance of any obligation of the Issuer or the Guarantor under the indenture, the new notes, the old notes or the guaranty is not obtained or fails to become or remain in full force and effect or remain valid and subsisting.

(k)	It is or will become unlawful for the Issuer or the Guarantor to perform or comply with any of its obligations under or in respect of the indenture, any of the new notes, the old notes or the guaranty.

(l)	The guaranty is not (or is claimed by the Guarantor not to be) in full force and effect.

Remedies Upon Occurrence of an Event of Default

If an Event of Default occurs and is continuing, the Trustee shall (and any noteholder may), upon the request of noteholders holding not less than 25% in principal amount of the new notes and old notes then outstanding, by written notice to the Issuer (and to the Trustee if given by noteholders) declare the principal amount of all of the new notes and old notes and all accrued interest thereon immediately due and payable; provided that if an Event of Default described in paragraphs (e), (f), (g) or (h) under “—Events of Default” occurs and is continuing, then and in each and every such case, the principal amount of all of the new notes and old notes and all accrued interest thereon and all other amounts payable with respect to the new notes and old notes shall, without any notice to the Issuer or any other act by the Trustee or any noteholder, become and be accelerated and immediately due and payable. Upon any such declaration of acceleration, the principal amount of the new notes and old notes so accelerated and the interest accrued thereon shall be immediately due and payable. If all Events of Default giving rise to any such declaration of acceleration shall be cured following such declaration, such declaration may be rescinded by noteholders holding a majority of the new notes and old notes.

The noteholders holding at least a majority of the aggregate principal amount of the outstanding new notes and old notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, or that the Trustee determines in good faith may involve the Trustee in personal liability, or that might subject the Trustee to costs, expenses or liabilities against which the Trustee reasonably believes it will not be adequately indemnified, or that may be unduly prejudicial to the rights of noteholders not taking part in such direction, and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from noteholders. A noteholder may not pursue any remedy with respect to the indenture, the new notes or the old notes unless:

•	the noteholder gives the Trustee written notice of a continuing Event of Default;

•	noteholders holding not less than 25% in principal amount of outstanding new notes and old notes make a written request to the Trustee to pursue the remedy;

•	such noteholder or noteholders offer the Trustee adequate security and indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, noteholders holding a majority in principal amount of the outstanding new notes and old notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any noteholder to receive payment of the principal of, premium, if any, interest on or additional amounts related to such new notes and old notes or to bring suit for the enforcement of any such payment, on or after the due date expressed in the new notes and old notes, which right shall not be impaired or affected without the consent of the noteholder.

Modification of the Indenture

The Issuer, the Guarantor and the Trustee may, without the consent of the noteholders, amend, waive or supplement the indenture to certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the indenture or the new notes or old notes or making any other change that will not adversely affect the interest of any noteholder.

In addition, with certain exceptions, the indenture may be modified by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority of the aggregate principal amount of the new notes and old notes then outstanding. However, no modification may, without the consent of the noteholder of each outstanding new note and old note:

•	change the maturity of any payment of principal of, or any installment of interest on, any new note or old note;

•	reduce the principal amount of or the rate of interest on any new note or old note, or change the method of computing the amount of principal or interest payable with respect to any new note or old note on any date;

•	change any place of payment where the principal of or interest on new notes or old notes is payable;

•	change the coin or currency in which the principal of or interest on the new notes or old notes is payable;

•	impair the right of the noteholders to institute suit for the enforcement of any payment due with respect to any new note or old note on or after the date due;

•	reduce the percentage in principal amount of the outstanding new notes and old notes, the consent of whose noteholders is required for any modification or the consent of whose noteholders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture;

•	modify any of the provisions of certain sections of the indenture, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each noteholder; or

•	amend or modify the guaranty, except (i) as otherwise permitted by the indenture or (ii) in a manner that will not adversely affect the interest of any noteholder.

Defeasance and Covenant Defeasance

The Issuer may, at its option, elect to be discharged from the Issuer’s obligations with respect to the new notes and the old notes, which we refer to as defeasance. In general, upon a defeasance, the Issuer and the Guarantor will be deemed to have paid and discharged the entire Indebtedness represented by the new notes, the old notes and the guaranty and to have satisfied all of their other obligations under the new notes, the old notes, the guaranty and the indenture except for (i) the rights of the noteholders to receive payments in respect of the principal of and interest and additional amounts, if any, on the new notes and old notes when the payments are due, (ii) certain provisions of the indenture relating to ownership, registration and transfer of the new notes and old notes, (iii) the covenant relating to the maintenance of an office for the service of notices and demands upon the Issuer in New York City and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Issuer may, at its option, and at any time, elect to be released with respect to the new notes and old notes from the covenants described under “—Negative Covenants of the Issuer,” “—Negative Pledge,” “—Reports” or “—Mergers, Consolidations and Certain Sales of Assets,” which we refer to as covenant defeasance. Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the new notes and old notes will not constitute an Event of Default under the indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described above under “Events of Default” also will not constitute Events of Default.

In order to exercise either defeasance or covenant defeasance, the Issuer will be required to satisfy, among other conditions, the following:

•	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars or U.S. government obligations, or a combination thereof, in amounts sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal amount of and each installment of interest on the new notes and old notes on the stated maturity of such principal amount or installment of interest in accordance with the terms of the indenture and the new notes and old notes;

•

in the case of an election to fully defease the new notes and old notes, the Issuer must deliver to the Trustee an opinion of counsel stating that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (ii) since the date of the indenture there has been a change in the applicable U.S. federal income tax law or an official interpretation thereof, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the noteholders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of a covenant defeasance, the Issuer must deliver to the Trustee an opinion of counsel to the effect that the noteholders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

•	no Default or Event of Default (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) exists on the date of the deposit;

•	the Issuer must deliver to the Trustee an opinion of counsel (subject to customary assumptions) to the effect that payment of amounts deposited in trust with the Trustee (i) will not after the 91st day following the deposit, be part of any “estate” formed by the bankruptcy or reorganization of the Issuer or subject to an “automatic stay” or, in the case of covenant defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the noteholders and (ii) will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed by the Cayman Islands or Brazil, or any political subdivision thereof having power to tax, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the Trustee;

•	such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument (other than under the indenture to the extent that the borrowing of the funds to be applied to the deposit and the grant of any Lien securing such borrowing results in an Event of Default) to which the Issuer is a party or by which it is bound; and

•	the Issuer shall have delivered to the Trustee an opinion of counsel (subject to customary qualifications) to the effect that such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined under the Investment Company Act of 1940, as amended.

The Trustee

JPMorgan Chase Bank is the trustee under the indenture and has been appointed by the Issuer as registrar and paying agent with respect to the new notes. The Issuer may have normal banking relationships with JPMorgan Chase Bank in the ordinary course of business. The address of the Trustee is 4 New York Plaza, 15th Floor, New York, New York 10004.

Paying Agents; Transfer Agents; Registrar

The Issuer has initially appointed J.P. Morgan Trust Bank Ltd. as principal paying agent, JPMorgan Chase Bank as the New York paying agent, registrar and transfer agent and J.P. Morgan Bank Luxembourg S.A. as the Luxembourg paying agent and transfer agent. However, the Issuer will at all times maintain a paying agent in New York City until the new notes are paid.

The Issuer will maintain a paying agent and transfer agent in Luxembourg so long as the rules of the Luxembourg Stock Exchange so require. The Issuer will provide prompt notice of the termination, appointment or change in the office of any Luxembourg paying agent acting in connection with the new notes.

Notices

The Issuer will publish notices in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort, for so long as the new notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require.

In addition, the Issuer will mail notices to the registered address of the noteholders as provided in the register. So long as DTC, or its nominee, is the registered holder of the global notes, each person owning a beneficial interest in a global note must rely on the procedures of DTC to receive notices provided to DTC. Each person owning a beneficial interest in a global note who is not a participant in DTC must rely on the procedures of the participant through which the person owns its interest in the global note to receive notices provided to DTC.

Governing Law

The indenture and the new notes are governed by the laws of the State of New York.

Jurisdiction

The Issuer and the Guarantor have consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in The City of New York, New York, United States. The Issuer and the Guarantor have appointed CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011 as their authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. federal court sitting in The City of New York in connection with the indenture or the new notes.

Waiver of Immunities

To the extent that the Issuer or the Guarantor may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the indenture and the new notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuer, the Issuer’s assets, the Guarantor or the Guarantor’s assets whether or not claimed, the Issuer and the Guarantor have irrevocably agreed for the benefit of the noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

The Issuer and the Guarantor have agreed that, if a judgment or order made by any court for the payment of any amount in respect of any new notes is expressed in a currency other than U.S. dollars, the Issuer and the Guarantor will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Issuer’s and Guarantor’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the indenture or the new notes.

FORM OF THE NEW NOTES; CLEARING AND SETTLEMENT

Form, Denomination and Registration

The new notes will be issued in fully registered form without interest coupons. No new notes will be issued in bearer form. The new notes will be issued in registered form only in denominations of US$10,000 and integral multiples of US$1,000 in excess thereof.

The Issuer has agreed to maintain a paying agent, registrar and transfer agent in the Borough of Manhattan, the City of New York and to maintain a Luxembourg paying agent and Luxembourg transfer agent in Luxembourg so long as the rules of the Luxembourg Stock Exchange so require. The Issuer has initially appointed the Trustee as New York paying agent, registrar and transfer agent, J.P. Morgan Trust Bank Ltd. as its principal paying agent and J.P. Morgan Bank Luxembourg S.A. as its Luxembourg paying agent and transfer agent for all new notes. Each transfer agent will keep a register, subject to such reasonable regulations as the Issuer may prescribe.

Book-Entry; Delivery and Form

The new notes will be represented by a single, permanent global note in definitive, fully registered book-entry form, which we refer to as the global note. The global note will be registered in the name of a nominee of DTC and deposited on behalf of the holders of the new notes represented thereby with a custodian for DTC for credit to the respective accounts of direct or indirect participants (as defined below) in DTC, including Euroclear and Clearstream.

Except in the limited circumstances described below, owners of beneficial interests in the global note will not be entitled to receive physical delivery of certificated new notes.

Global Note

The Issuer expects that, pursuant to procedures established by DTC:

•	upon deposit of the global note, DTC or its custodian will credit on its internal system portions of the global note to the respective accounts of persons who have accounts therewith; and

•	ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Ownership of beneficial interests in the global note will be limited to persons who are participants and have accounts with DTC or persons who hold interests through participants. Except as otherwise described herein, investors may hold their interests in a global note directly through DTC only if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the global note, DTC or such nominee will be considered the sole owner or noteholder represented by the global note for all purposes under the indenture and the new notes. No beneficial owner of an interest in any new note will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream, in addition to those provided for under the indenture.

Payments of principal of or premium, if any, and interest (including additional amounts) on the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests representing any new notes held by DTC or its nominee.

The Issuer expects that DTC or its nominee, upon receipt of any payment of principal of or premium, if any, and interest (including additional amounts) on the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee.

Payment to owners of beneficial interests in the global note held through such participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Transfers of beneficial interests within the global note may be made without delivery of any written certification or other documentation from the transferor or transferee.

Subject to compliance with the transfer restrictions applicable to the new notes, the Issuer understands that crossmarket transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). The Issuer understands that Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream or Euroclear.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Clearstream participant on such business day following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

The Issuer expects that DTC will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange) only at the direction of the participant to whose interests in the global note are credited and only in respect of the aggregate principal amount of new notes as to which such participant has given such direction. However, if there is an Event of Default and the holders of more than 50% of the total principal amount of the new notes represented by the global note advise the Trustee in writing that it is in the holders’ best interest to do so, DTC will exchange the global note for physical notes (as defined below), which it will distribute to participants.

The Issuer understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Issuer further understands that DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations, which we refer to as participants. The Issuer further understands that indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global note among the DTC participants, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or modified at any time. None of the Issuer, the Trustee or the paying agents will have any responsibility for the performance by DTC, Euroclear, Clearstream, the participants or the indirect participants of their respective obligations under the rules and procedures governing their operations.

Physical Notes

Interests in the global note will be exchangeable or transferable, as the case may be, for physical notes in registered form, which we refer to as physical notes, if:

•	DTC notifies the Issuer that it is unwilling or unable to continue as depositary for the global note, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 calendar days;

•	the Issuer, at its option, elects to terminate the book-entry system through a depositary; or

•	an Event of Default has occurred and is continuing and the holders of more than 50% of the total principal amount of the new notes represented by the global note advise the Trustee in writing that it is in the holders’ best interest to do so.

Replacement, Exchange and Transfer of New Notes

If a new note becomes mutilated, destroyed, lost or stolen, the Issuer may issue, and the Trustee will authenticate and deliver, a substitute new note in replacement. In each case, the affected noteholder will be required to furnish to the Issuer, the Trustee and certain other specified parties an indemnity under which it will agree to pay the Issuer, the Trustee and certain other specified parties for any losses they may suffer relating to the new note that was mutilated, destroyed, lost or stolen. The Issuer and the Trustee may also require that the affected noteholder present other documents or proof. The affected noteholder will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, lost or stolen new note.

Under certain limited circumstances, beneficial interests in the global note may be exchanged for physical notes. If the Issuer issues physical notes, a noteholder of such physical notes may present such physical notes for exchange with physical notes of a different authorized denomination, together with a written request for an exchange, at the office or agency of the Issuer designated for such purpose in the City of New York or Luxembourg. In addition, the holder of any physical note may transfer such physical note, in whole or in part, by surrendering it at any such office or agency together with an executed instrument of assignment. Transfers of the physical notes will be effected without charge by or on behalf of the Issuer, the registrar or the Luxembourg transfer agent, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

The Issuer will not charge the holders of new notes for the costs and expenses associated with the exchange, transfer or registration of transfer of the new notes. The Issuer may, however, charge the holders of new notes for any tax or other governmental charges. The Issuer may reject any request for an exchange or registration of transfer of any new note made within 15 calendar days of the mailing of a notice of redemption of new notes.

THE EXCHANGE OFFER

In the registration rights agreements, we agreed to use our reasonable best efforts to cause the exchange offer to be completed on or prior to October 31, 2005.

The registration rights agreements provide that, in the event we fail to cause the exchange offer to be completed by October 31, 2005, the Issuer would be required to pay additional interest on the old notes over and above the regular interest on the old notes. However, upon completion of the exchange offer, the Issuer would no longer be required to pay additional interest on the old notes.

The exchange offer is not being made to, nor will tenders for exchange be accepted from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the new notes would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange old notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender old notes as provided below, the Issuer’s acceptance of such old notes will constitute a binding agreement between you and the Issuer upon the terms and subject to the conditions of this prospectus and the accompanying letter of transmittal.

•	The Issuer will exchange US$1,000 principal amount of new notes for each US$1,000 principal amount of old notes tendered in the exchange offer.

•	The Issuer will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that it first mails notice of the exchange offer to the holders of the old notes. The Issuer is sending this prospectus, together with the accompanying letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the Trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005; provided, however, that the Issuer, in its sole discretion, may extend the period of time for which the exchange offer remains open. The term “expiration date” means , 2005, or, if extended by the Issuer, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, US$400,000,000 aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	The Issuer’s obligation to accept old notes for exchange in the exchange offer is subject to the conditions described under “—Conditions to the Exchange Offer.”

•	The Issuer expressly reserves the right, at any time, to extend the period of time during which the exchange offer remains open, and thereby delay acceptance of any old notes, by giving oral (promptly confirmed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described below. During any such extension, all of the old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	The Issuer expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that have not yet been accepted for exchange, if any of the conditions of the exchange offer described under “—Conditions to the Exchange Offer” are not satisfied.

•	The Issuer will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of old notes as promptly as practicable. If the Issuer extends the expiration date, the Issuer will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which the Issuer may choose to make any public announcement and subject to applicable law, the Issuer will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes that are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreements.

•	The Issuer intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the accompanying letter of transmittal, you will be making the representations to the Issuer described under “—Resale of the New Notes.”

Important Rules Concerning the Exchange Offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding.

•	The Issuer reserves the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in its judgment or the judgment of its counsel, be unlawful.

•	The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless the Issuer agrees to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as the Issuer shall determine.

•	The Issuer’s interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of old notes, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to HSBC Bank USA, National Association, at the address set forth below under “—Exchange Agent” on or prior to the expiration date.

In addition:

•	certificates for old notes must be received by the Exchange Agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the Exchange Agent’s account at DTC, using the procedure for book-entry transfer described below, must be received by the Exchange Agent on or prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND NOTICES OF GUARANTEED DELIVERY IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, THE ISSUER RECOMMENDS THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, the Issuer will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.”

For purposes of the exchange offer, the Issuer’s giving of oral (promptly confirmed in writing) or written notice of its acceptance to the Exchange Agent will be considered its acceptance of the exchange offer. In all cases, the Issuer will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

•	certificates for old notes; or

•	a timely book-entry confirmation of transfer of old notes into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below; and

•	a properly completed and duly executed letter of transmittal.

If the Issuer does not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, then the Issuer will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the Exchange Agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an agent’s message, transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that the Issuer may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, or an agent’s message in lieu thereof, must in any case be delivered to and received by the Exchange Agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instruction to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent and the Issuer will not be able to accept your tender of old notes until the Exchange Agent receives a letter of transmittal or an agent’s message in lieu thereof, and a book-entry confirmation from DTC with respect to your old notes. A copy of that form is available from the Exchange Agent.

Guaranteed Delivery Procedures

If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	on or prior to the expiration date, the Exchange Agent receives, by facsimile transmission, by mail or hand delivery from that eligible institution, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by the Issuer, stating:

•	the name and address of the holder of old notes;

•	the amount of old notes tendered;

•	that the tender is being made by delivering that notice and guaranteeing; and

•	that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the Exchange Agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with the letter of transmittal and any other document required by the letter of transmittal or an agent’s message in lieu thereof, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses listed below under “—Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the Exchange Agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•	if certificates for old notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution;

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by the Issuer, and its determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, the Issuer will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and the Issuer may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to that condition. The Issuer’s failure at any time to exercise the foregoing rights shall not be considered a waiver by it of such rights. The Issuer’s rights described in the prior paragraph are ongoing rights which it may assert at any time and from time to time.

In addition, the Issuer will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

HSBC Bank USA, National Association, a national banking association, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

Deliver To:

HSBC Bank USA, National Association

Corporate Trust and Loan Agency

2 Hanson Place, 14th Floor

Brooklyn, NY 11217-1409

Attention: Paulette Shaw

Facsimile Transmissions:

(718) 488-4488

To Confirm by Telephone

or for Information:

(718) 488-4475

DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF THE LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by the Issuer’s officers, regular employees and affiliates. The Issuer will not pay any additional compensation to any of its officers and employees who engage in soliciting tenders. The Issuer will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, the Issuer will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses will be paid by us.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of the Issuer or the Guarantor or who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the staff of the SEC;

•	will not be able to tender its old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal, each holder of old notes will represent that:

•	it is not an “affiliate” of the Issuer or the Guarantor;

•	any new notes to be received by it are being acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage in, the “distribution” (within the meaning of the Securities Act) of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than in a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

CERTAIN TAX CONSEQUENCES OF THE EXCHANGE OFFER

The following is a summary of the material Cayman Islands, Brazilian and US federal income tax considerations of the exchange offer and the ownership and disposition of the new notes. This summary, however, does not purport to be a comprehensive description of all the tax considerations that may be relevant to a particular investor, nor does it describe any tax consequences arising under the laws of any taxing jurisdiction other than the Cayman Islands, Brazil and the United States. Each investor is urged to consult its tax adviser about the tax consequences of the exchange offer and ownership and disposition of new notes under the laws of the United States, jurisdictions from which it may derive its income or conduct its activities, and jurisdictions where the investor is subject to taxation.

This summary is based on the tax laws of the Cayman Islands, Brazil and the United States as in effect on the date of this prospectus, as well as on the rules and the regulations of the Cayman Islands, Brazil and the United States. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Investors should consult their own tax advisers as to the Cayman Islands, Brazilian, United States or other tax consequences of the exchange offer and the ownership and disposition of new notes, including, in particular, the application to their particular situations of the tax considerations discussed below.

Material Cayman Islands Tax Considerations

The following discussion is a summary of the Cayman Islands tax considerations relating to an investment in the new notes by a nonresident in the Cayman Islands. The discussion is based on the tax laws of the Cayman Islands as in effect on the date hereof and is subject to any change in the Cayman Islands law that may come into effect after such date as well as to the possibility that the effect of such change in the Cayman Islands law may retroact to reach rights created on or before the date hereof.

The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the new notes. Prospective investors should consult their own tax advisors as to the consequences of purchasing the new notes, including, without limitation, the consequences of the receipt of interest and the sale, redemption or repayment of the new notes.

There is at present, no direct taxation in the Cayman Islands and interest, dividends and gains payable to the Company will be received free of all Cayman Islands taxes. The Issuer is an exempted company under Cayman Islands law and has applied for and expects to receive an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Law (1999 Revision) from the Governor-in-Council of the Cayman Islands, which provides that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes or duty to be levied on income or capital assets, gains or appreciation will apply to any income or property of the Issuer. There are no other taxes likely to be material to the Company levied by the government of the Cayman Islands except that stamp duty is payable on instruments and documents, including the Notes, executed in, or after execution brought or produced before a court within the jurisdiction of, the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to an investment in the new notes by a nonresident in Brazil. The discussion is based on the tax laws of Brazil as in effect on the date hereof and is subject to any change in the Brazilian law that may come into effect after such date as well as to the possibility that the effect of such change in the Brazilian law may retroact to reach rights created on or before the date hereof.

The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the new notes. Prospective investors should consult their own tax advisors as to the consequences of purchasing the new notes, including, without limitation, the consequences of the receipt of interest and the sale, redemption or repayment of the new notes.

Individuals domiciled in Brazil and Brazilian companies, entities, trusts or organizations are taxed on the basis of their worldwide income (which includes earnings of Brazilian companies’ foreign subsidiaries, branches and affiliates). Non-Brazilian residents in general are taxed in Brazil only when income or capital gains are derived from Brazilian sources. Therefore, any gains or income paid by us in respect of the new notes issued by us in favor of an individual, entity, trust or organization domiciled for tax purposes outside Brazil (a “Nonresident”) may be subject to Brazilian taxes.

Taxation of payments made by us

Payment of interest, fees, commissions or premiums (if any) or principal payments made by us under the guarantee provisions of the indenture in respect of the new notes may be subject to the Brazilian tax laws applicable to payments made by Brazilian residents to Nonresidents to the extent we use our own funds. Whenever such payments made by us to a Nonresident are subject to Brazilian tax laws, such as payments of interest, original issue discount, fees, commissions or premiums, the applicable withholding income tax rate will be (i) 15% (general rate) (ii) 12.5% if such payments are made to the paying agent based on the current interpretation of the treaty to avoid double taxation entered into between Brazil and Japan; provided that the paying agent is a financial institution domiciled in Japan for purposes of such treaty, or a branch thereof, or (iii) 25% in case the Nonresident is domiciled for tax purposes in a tax haven jurisdiction, i.e., countries which do not impose income tax or which impose income tax at a rate of less than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership; provided, however, that in case of fees and commissions the rate may be 25% depending on the nature of the services rendered. Pursuant to the indenture, the Issuer will gross up payments made under the new notes so that, after the payment of any applicable Brazilian taxes collectible by withholding or deduction, with respect to principal, interest (including the original issue discount) and additional amounts payable with respect to the new notes (plus any interest and penalties thereon), a noteholder will receive payment of an amount equal to the amounts that such noteholder would have received had no such Brazilian taxes (plus interest and penalties thereon) been paid.

Taxation on gains realized from the sale or other disposition of the new notes

Gains on the sale or other disposition of the new notes made outside Brazil by a Nonresident, other than a branch or a subsidiary of a Brazilian resident, to another Nonresident are not subject to Brazilian taxes. Gains realized by a Nonresident from the sale or other disposition of the new notes to a Brazilian resident, subject to certain assumptions and conditions, are not subject to Brazilian taxes. Additionally, gains realized by Brazilian residents from the sale or other disposition of the new notes are subject to taxation in Brazil at a rate that may vary depending on whether or not the recipient of the new notes is an entity or an individual, as defined by Brazilian tax regulations.

As a general rule, every debit withdrawn from banking accounts is subject to the Provisional Contribution on Financial Transactions, which we refer to as the CPMF, which is levied at a rate of 0.38%. The CPMF is set to expire in December 2007, although the Brazilian federal government has submitted a proposal to the National Congress to extend it or transform it into a permanent tax.

Taxation of foreign exchange transactions (“IOF/Câmbio”)

Conversion into Brazilian currency and conversion into foreign currency are subject to IOF/Câmbio. The rate of IOF/Câmbio is currently 0% on the reais amount stated in the corresponding exchange contract with respect to the transaction under analysis. However, the Minister of Finance of Brazil may increase the current IOF/Câmbio rate at any time to a maximum rate of 25%, in which case the new rate would only apply to future exchange transactions.

Taxation on securities transactions (“IOF/Títulos”)

IOF/Títulos may be imposed on any transactions involving securities. The rate of IOF/Títulos on the new notes is currently 0% on the face value of the new notes. However, the Minister of Finance of Brazil may increase the current IOF/Título rate at any time to a maximum rate of 1.5%, in which case the new rate would only apply to future transactions.

Other Brazilian taxes

Generally, there are no inheritance, gift, succession, stamp or other similar taxes in Brazil with respect to the ownership, transfer, assignment or any other disposition of the new notes by a Nonresident.

According to Law No. 10.833, dated December 29, 2003, the disposition of assets located in Brazil by Residents/Nonresidents to other Nonresidents may become subject to taxation in Brazil. However, despite the general and unclear scope of Law No. 10.833, the Brazilian Internal Revenue Service’s Normative Instruction No. 407, dated March 17, 2004, has clarified the matter and currently there is a major consensus that the new notes would not be an asset located in Brazil and, therefore, would not be subject to taxation.

Material United States Federal Income Tax Considerations

The following is a summary of the material US federal income tax considerations to US Holders and Non-US Holders (both as defined below) of the exchange of old notes for new notes and of the beneficial ownership and disposition of new notes by holders who hold new notes as capital assets (generally, assets held for investment). This summary does not discuss every aspect of US federal income taxation that may be relevant to a particular taxpayer in light of such taxpayer’s circumstances. In particular, this summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt investors, regulated investment companies, partnerships or other flow-through entities, investors liable for the alternative minimum tax, certain US expatriates, US Holders whose functional currency is not the US dollar, dealers in securities or currencies, securities traders that elect mark-to-market accounting treatment, or persons holding such notes as part of a hedge, integrated transaction, “conversion transaction” or other risk-reduction transaction, or as a position in a “straddle” for US federal income tax purposes. Holders should consult their own tax advisers concerning any application of US federal income tax laws to their particular situation from the exchange of old notes for new notes, as well as any consequences arising under the laws of any other state, local or foreign taxing jurisdiction, or under other US federal tax laws. The information set out in this section is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, its legislative history, final and proposed regulations promulgated thereunder, published rulings and court decisions and US tax laws in effect as of the date of this prospectus, all of which are subject to change or differing interpretation, potentially retroactively.

For purposes of this summary, a “US Holder” is defined as a beneficial owner of a note that is, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, and (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons are authorized to control all substantial decisions of the trust or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996. A “Non-US Holder” means a beneficial owner of a note that is not a US Holder.

If an entity treated as a partnership for US federal income tax purposes holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership exchanging old notes for new notes should consult with its own adviser about the US federal income tax consequences of such exchange as well as the beneficial ownership and disposition of new notes.

US Holders

This subsection describes the US federal income tax consequences of the exchange of old notes for new notes and of the beneficial ownership and disposition of new notes by a US Holder.

The Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for US Holders. Consequently, US Holders will not recognize gain or loss upon the receipt of new notes in exchange for old notes, each US Holder’s tax basis in a new note received in the exchange offer will be the same as such holder’s tax basis in the corresponding old note immediately before the exchange, and each US Holder’s holding period in a new note will include such holder’s holding period in the corresponding old note.

Stated Interest

Payments of interest on a new note will generally be taxable to a US Holder as ordinary interest income at the time such interest is received or accrued, depending on the holder’s method of accounting for US federal income tax purposes. Interest paid by the Issuer on the new notes will generally constitute income from sources outside the United States. A US Holder may be eligible, subject to a number of limitations, for a foreign tax credit against such US Holder’s US federal income tax liability in respect of any Brazilian withholding taxes paid in respect of payments on the new notes. The rules regarding foreign tax credits and the timing thereof are extremely complex, and US Holders should consult their tax advisers with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations to their particular situations.

Market discount

If a US Holder purchases a new note (or purchased an old note and exchanges it for a new note) for an amount less than the stated principal amount of the note, the amount of such difference is “market discount” for US federal income tax purposes, unless such difference is less than 1/4 of one percent (.25%) of the stated principal amount multiplied by the number of complete years to maturity from the date of such purchase.

Unless a US Holder elects to include market discount in income as it accrues, any gain realized on the sale, exchange, retirement, or other disposition of a new note and any partial principal payment received on a new note generally will be treated as ordinary income to the extent of any accrued market discount on the new note. In addition, a US Holder may be required to defer deductions for a portion of the interest paid on any indebtedness incurred to purchase or carry a new note that has market discount.

In general, market discount on a note will be considered to accrue ratably during the period from the date of purchase of the note to its maturity date, unless the holder elects to accrue market discount on a constant yield basis. A US Holder may elect to include market discount in gross income currently as it accrues (on either a ratable or a constant yield basis), in which case the interest deferral rule described above will not apply. The election to include market discount in gross income on an accrual basis, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service, which we refer to as the IRS. The holder’s tax basis in the note will be increased by the amount of any market discount included in gross income under such an election. US Holders of new notes with market discount should consult their tax advisers regarding the manner in which accrued market discount is calculated and the election to include market discount currently in income.

Premium

In general, if a US Holder purchases a new note (or purchased an old note and exchanges it for a new note) for an amount greater than the sum of all amounts payable on the note (other than stated interest payments) after the date of purchase, the amount of such excess is “bond premium” for US federal income tax purposes. A US Holder may elect to amortize bond premium over the remaining term of the note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date) on a constant yield basis as an offset to interest income (and not as a separate item of deduction), but only as such holder takes stated interest into account under its regular method of tax accounting. The holder’s tax basis in the note will be reduced by the amount of bond premium so amortized. If a holder does not elect to amortize bond premium, the holder will be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the note. An election to amortize bond premium, once made, applies to all debt instruments held or subsequently acquired by the holder on or after the first day of the taxable year to which the election applies, and may not be revoked without the consent of the IRS. US Holders of new notes with bond premium should consult their tax advisers regarding the application of these rules.

Sale, exchange, retirement or other taxable disposition of new notes

A US Holder will generally recognize gain or loss on the sale, exchange, retirement or other taxable disposition of a new note equal to the difference, if any, between the amount realized on such sale, exchange, retirement or other taxable disposition and the US Holder’s tax basis in the new note. A US Holder’s tax basis in the new notes will generally be its US dollar cost increased by any market discount included in income, less any amortizable bond premium, less any principal payments previously received in respect of the new note. Except to the extent attributable to accrued but unpaid interest which will be taxable as ordinary income, and subject to the market discount rules discussed above, gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a new note generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the note was held by the US Holder for more than one year. Gain or loss realized by US Holders on the sale or retirement of a new note generally will be US source. US Holders should consult their tax advisers regarding the treatment of capital gains (which may be taxed at preferential rates for certain non-corporate taxpayers) and losses (the deductibility of which is subject to limitations).

Non-US Holders

The exchange of old notes for new notes pursuant to this exchange offer will not be a taxable event for Non-US Holders for US federal income tax purposes.

Subject to the discussion of “backup” withholding below, a Non-US Holder will not be subject to US federal income or withholding tax on interest on the new notes unless (i) the Non-US Holder is an insurance company carrying on a US insurance business to which the interest is attributable, within the meaning of the Code, or (ii) the Non-US Holder is an individual or corporation that has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing, or similar business within the United States or is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

In addition, subject to the discussion of backup withholding below, a Non-US Holder will not be subject to US federal income tax on any gain realized on the sale or exchange of a new note, provided that such gain is not effectively connected with the conduct by the holder of a US trade or business and, in the case of a Non-US Holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and certain other conditions are met.

US trade or business income of a Non-US Holder will generally be subject to regular US income tax in the same manner as if it were realized by a US Holder. Non-US Holders that realize US trade or business income with respect to the new notes should consult their tax advisers as to the treatment of such income or gain. In addition, US trade or business income of a non-US Holder that is a non-US corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Backup withholding and information reporting

A “backup” withholding tax, at a current rate of 28%, and certain information reporting requirements apply to certain payments of principal and interest on a new note, and to proceeds of the sale or redemption of a new note, to certain non-corporate holders (including payments on new notes made by wire transfer from outside the United States to an account maintained by the holder with a paying agent in the United States). A paying agent will be required to withhold 28% of any such payment on a new note to a US Holder (other than an “exempt recipient,” such as a corporation) if such US Holder fails to furnish his correct taxpayer identification number or otherwise fails to comply with such backup withholding requirements. Payments of principal and interest to a Non-US Holder will not be subject to backup withholding and information reporting requirements if appropriate certification is provided by the holder to the paying agent and the paying agent does not have actual knowledge that the certificate is false. Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded (or credited against such holder’s US federal income tax liability, if any), provided the required information is furnished to the IRS.

The US federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisers with respect to the tax consequences to them of the exchange of old notes for new notes and of the beneficial ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 180 days after the date of this prospectus, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

The Issuer will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, the Issuer will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) of the new notes and the old notes, as the case may be, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES

The validity of the new notes will be passed upon by Gibson, Dunn & Crutcher LLP, special United States counsel for the Issuer and the Guarantor. Certain matters of Cayman Islands law relating to the new notes will be passed upon by Walkers, special Cayman Islands counsel for the Issuer. Certain matters of Brazilian law relating to the new notes will be passed upon by the Guarantor’s internal legal managers, Flavia Andraus Troyano, Tony Marcelo Gonzales Rivera and Fernando Carlos Pinheiro Cardoso.

EXPERTS

The audited consolidated financial statements of the Guarantor as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference in this prospectus have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the Guarantor’s unaudited interim financial information as of and for the six months ended June 30, 2005, which is incorporated by reference in this prospectus, Deloitte Touche Tohmatsu Auditores

Independentes have applied limited procedures for a review of such information. However, as stated in their report included in the Guarantor’s filing on Form 6-K dated September 19, 2005, and incorporated by reference in this prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte Touche Tohmatsu Auditores Independentes are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-US PERSONS

The Issuer is duly incorporated as a limited liability company under the laws of the Cayman Islands and the Guarantor is duly incorporated as a sociedade anônima under the laws of Brazil. All of the directors and officers of the Issuer and of the Guarantor, as well as certain of the experts named herein, reside in Brazil. All or a substantial portion of the assets of the Issuer and the Guarantor and of such directors and officers and such experts are located in Brazil. In the indenture, each of the Issuer and the Guarantor, as the case may be:

•	agrees to submit to the non-exclusive jurisdiction of any court of the State of New York or any United States Federal court sitting in The City of New York, in connection with any suit, action or proceeding, or to settle any disputes, which arise out of or in connection with the new notes, the indenture or the guaranty; and

•	has appointed an agent for service of process in the Borough of Manhattan, The City of New York.

Except to the extent indicated in the immediately preceding sentence, none of the Issuer, the Guarantor or any of their respective directors or officers has consented to the jurisdiction of the courts of the United States or any state thereof in connection with any suit brought in connection with the new notes, the indenture or the guaranty or named an agent for service of process within the United States or in any state thereof.

As a result, it may not be possible for investors to effect service of process within the United States upon the Issuer, the Guarantor or such persons or to enforce, in U.S. courts, judgments against the Issuer, the Guarantor or such persons or judgments obtained in such courts predicated upon the civil liability provisions of the Federal securities laws of the United States.

The Guarantor has been advised by its internal legal managers that judgments of United States courts for civil liabilities, including those predicated upon the Federal securities laws of the United States, may be enforced in Brazil, subject to certain requirements described below. A judgment against the Issuer, the Guarantor or its directors and officers obtained outside Brazil would be enforceable in Brazil against such entity or person, without reconsideration of the merits, upon confirmation (“homologação”) of that judgment by the Brazilian Superior Court of Justice. That confirmation will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process made in accordance with the laws of the country where the foreign judgment is granted or the default (“revelia”) of the defendant is legally verified;

•	is not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or good morals.

The Issuer and the Guarantor have been further advised by such internal legal managers that, to the extent not deemed contrary to Brazilian national sovereignty, public policy or good morals, original actions predicated on the Federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts will enforce liabilities in such actions against the Issuer, together with the Guarantor, and the Guarantor and their directors and officers. Such internal legal managers have further advised the Issuer and the Guarantor that a person seeking to enforce such a judgment in Brazilian courts (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee legal fees and court expenses if such person owns no real property in Brazil that may assure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice. Notwithstanding the foregoing, no assurance can be given that the confirmation process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the Federal securities laws of the United States with respect to the new notes, the indenture or the guaranty.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

There is no provision for or prohibition against the indemnification of officers and directors in Brazilian law or in the bylaws of the Issuer or the Guarantor. Officers are generally not individually liable for acts within the course of their duties. Each of the Issuer and the Guarantor either indemnifies, or maintains directors and officers liability insurance insuring, its directors, chief executive officer, our executive officers and certain key employees against liabilities incurred in connection with their positions with the Issuer and the Guarantor, as the case may be.

Item 21.	Exhibits

The following documents are filed as part of this registration statement:

Exhibit Number	Description
3.1	Memorandum and Articles of Association of CSN Islands IX Corp., adopted on March 17, 2004.

3.2	Certificate of Incorporation of CSN Islands IX Corp., dated March 17, 2004.

3.3	Bylaws of Companhia Siderúrgica Nacional, as amended to date (incorporated by reference to Companhia Siderúrgica Nacional’s amended annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on July 18, 2005).

4.1	Indenture, dated as of September 24, 2004, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, JPMorgan Chase Bank, as trustee and New York paying agent, J.P. Morgan Trust Bank Ltd., as principal paying agent, and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent.

4.2	First Supplemental Indenture, dated as of January 21, 2005, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, JPMorgan Chase Bank, as trustee and New York paying agent, J.P. Morgan Trust Bank Ltd., as principal paying agent, and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent.

4.3*	Form of Second Supplemental Indenture.

4.4	Registration Rights Agreement, dated as of September 24, 2004, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, and Citigroup Global Markets Inc., as initial purchaser.

4.5	Registration Rights Agreement, dated as of January 21, 2005, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, and Credit Suisse First Boston LLC, as initial purchaser.

4.6	Form of Global Note (included in Exhibit 4.1).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP with respect to the new notes.

5.2*	Opinion of Walkers with respect to the new notes.

5.3*	Opinion of the Guarantor’s internal legal managers, Flavia Andraus Troyano, Tony Marcelo Gonzales Rivera and Fernando Carlos Pinheiro Cardoso, with respect to the new notes.

12.1	Computation of Ratio of Earnings to Fixed Charges.

15.1	Awareness Letter of Deloitte Touche Tohmatsu.

Exhibit Number	Description
21.1	List of Subsidiaries of Companhia Siderúrgica Nacional (incorporated by reference to Companhia Siderúrgica Nacional’s amended annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on July 18, 2005).

23.1	Consent of Deloitte Touche Tohmatsu.

23.2*	Consent Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.3*	Consent of Walkers (included in Exhibit 5.2).

23.4*	Consent of the Guarantor’s internal legal managers, Flavia Andraus Troyano, Tony Marcelo Gonzales Rivera and Fernando Carlos Pinheiro Cardoso (included in Exhibit 5.3).

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of JP Morgan Chase Bank.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Nominees.

99.5*	Form of Instructions to Registered Holders and/or Booking Agents.

99.6*	Form of Exchange Agent Agreement.

*	To be filed by amendment.

Item 22.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, where applicable, each filing of the registrants’ annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake:

(1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

(2) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (1) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on September 19, 2005.

CSN ISLANDS IX CORP.

By:	/s/ OTAVIO DE GARCIA LAZCANO
Name:	Otavio de Garcia Lazcano
Title:	Director

By:	/s/ MARCOS MARINHO LUTZ
Name:	Marcos Marinho Lutz
Title:	Director

By:	/s/ ENEAS GARCIA DINIZ
Name:	Eneas Garcia Diniz
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ OTAVIO DE GARCIA LAZCANO Otavio de Garcia Lazcano	Director and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 19, 2005

/s/ MARCOS MARINHO LUTZ Marcos Marinho Lutz	Director (Principal Executive Officer)	September 19, 2005

/s/ ENEAS GARCIA DINIZ Eneas Garcia Diniz	Director (Principal Executive Officer)	September 19, 2005

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, a duly authorized representative of CSN Islands IX Corp. in the United States, has signed this registration statement on September 19, 2005.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on September 19, 2005.

COMPANHIA SIDERÚRGICA NACIONAL

By:	/s/ ENEAS GARCIA DINIZ
Name:	Eneas Garcia Diniz
Title:	Principal Production Executive Officer

By:	/s/ MARCOS MARINHO LUTZ
Name:	Marcos Marinho Lutz
Title:	Principal Infra-Structure and Energy Executive Officer

By:	/s/ BENJAMIN STEINBRUCH
Name:	Benjamin Steinbruch
Title:	Principal President Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ENEAS GARCIA DINIZ Eneas Garcia Diniz	Principal Production Executive Officer	September 19, 2005

/s/ MARCOS MARINHO LUTZ Marcos Marinho Lutz	Principal Infra-Structure and Energy Executive Officer	September 19, 2005

/s/ BENJAMIN STEINBRUCH Benjamin Steinbruch	Principal President Executive Officer	September 19, 2005

/s/ OTAVIO DE GARCIA LAZCANO Otavio de Garcia Lazcano	Principal Financial Officer	September 19, 2005

/s/ JORGEMAR AMORIM DE ALMEIDA Jorgemar Amorim de Almeida	Principal Accounting Officer	September 19, 2005

Darc Antonio da Luz Costa	Director	, 2005

/S/ MAURO MOLCHANSKY Mauro Molchansky	Director	September 19, 2005

/s/ YOSHIAKI NAKANO Yoshiaki Nakano	Director	September 19, 2005

Dionísio Dias Carneiro Netto	Director	, 2005

SIGNATURE	TITLE	DATE

Fernando Perrone	Director	, 2005

/s/ JACKS RABINOVICH Jacks Rabinovich	Director	September 19, 2005

/s/ ANTONIO FRANCISCO DOS SANTOS Antonio Francisco dos Santos	Director	September 19, 2005

/s/ BENJAMIN STEINBRUCH Benjamin Steinbruch	Director	September 19, 2005

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, a duly authorized representative of Companhia Siderúrgica Nacional in the United States, has signed this registration statement on September 19, 2005.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit Index

Exhibit Number	Description
3.1	Memorandum and Articles of Association of CSN Islands IX Corp., adopted on March 17, 2004.

3.2	Certificate of Incorporation of CSN Islands IX Corp., dated March 17, 2004.

3.3	Bylaws of Companhia Siderúrgica Nacional, as amended to date (incorporated by reference to Companhia Siderúrgica Nacional’s amended annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on July 18, 2005).

4.1	Indenture, dated as of September 24, 2004, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, JPMorgan Chase Bank, as trustee and New York paying agent, J.P. Morgan Trust Bank Ltd., as principal paying agent, and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent.

4.2	First Supplemental Indenture, dated as of January 21, 2005, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, JPMorgan Chase Bank, as trustee and New York paying agent, J.P. Morgan Trust Bank Ltd., as principal paying agent, and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent.

4.3*	Form of Second Supplemental Indenture.

4.4	Registration Rights Agreement, dated as of September 24, 2004, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, and Citigroup Global Markets Inc., as initial purchaser.

4.5	Registration Rights Agreement, dated as of January 21, 2005, among CSN Islands IX Corp., as issuer, Companhia Siderúrgica Nacional, as guarantor, and Credit Suisse First Boston LLC, as initial purchaser.

4.6	Form of Global Note (included in Exhibit 4.1).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP with respect to the new notes.

5.2*	Opinion of Walkers with respect to the new notes.

5.3*	Opinion of the Guarantor’s internal legal managers, Flavia Andraus Troyano, Tony Marcelo Gonzales Rivera and Fernando Carlos Pinheiro Cardoso, with respect to the new notes.

12.1	Computation of Ratio of Earnings to Fixed Charges.

15.1	Awareness Letter of Deloitte Touche Tohmatsu.

21.1	List of Subsidiaries of Companhia Siderúrgica Nacional (incorporated by reference to Companhia Siderúrgica Nacional’s amended annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on July 18, 2005).

23.1	Consent of Deloitte Touche Tohmatsu.

23.2*	Consent Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.3*	Consent of Walkers (included in Exhibit 5.2).

23.4*	Consent of the Guarantor’s internal legal managers, Flavia Andraus Troyano, Tony Marcelo Gonzales Rivera and Fernando Carlos Pinheiro Cardoso (included in Exhibit 5.3).

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of JP Morgan Chase Bank.

99.1*	Form of Letter of Transmittal.

Exhibit Number	Description

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Nominees.

99.5*	Form of Instructions to Registered Holders and/or Booking Agents.

99.6*	Form of Exchange Agent Agreement.

*	To be filed by amendment.